As filed with the Securities and Exchange Commission on December 29, 2003 Registration No. _____________
                 ---------------

                              UNITED  STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ORGANITECH USA, INC.
                 (Name of small business issuer in its charter)


          Delaware                         0100               93-0969365
(State of other jurisdiction  (Primary Standard Industrial   (IRS Employer
     of  incorporation)       Classification Code Number) Identification Number)


                             YOQNEAM INDUSTRIAL AREA
                       P.O. BOX 700, YOQNEAM 20692, ISRAEL
                                 972-4-959-0515
          (Address and telephone number of principal executive offices)

                             YOQNEAM INDUSTRIAL AREA
                       P.O. BOX 700, YOQNEAM 20692, ISRAEL
                                 972-4-959-0515
(Address of principal place of business or intended principal place of business)

               LIOR HESSEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             YOQNEAM INDUSTRIAL AREA
                       P.O. BOX 700, YOQNEAM 20692, ISRAEL
                                 972-4-959-0515
            (Name, address and telephone number of agent for service)

                               With a copy to:

                                Amy Trombly
                               80 Dorcar Road
                             Newton, MA  02459
                            Phone (617) 243-0850

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE




                                                             Proposed
Title of each class of                 Proposed maximum      maximum          Amount of
securities to be        Amount to be   offering price per    Aggregate        registration fee
 registered             registered(1)  security(2)           offering price
----------------------  -------------  --------------------  ---------------  -----------------
Common stock, par
 value $.001 per share      5,982,819              $0.33       $1,974,330               $160
----------------------  -------------  --------------------  ---------------  -----------------


(1)  Pursuant  to  Rule  416(a)  of  the  Securities Act of 1933, as amended, this registration statement  shall  be  deemed  to  cover  additional securities that may be offered or issued to prevent  dilution  resulting  from  stock  splits,  stock  dividends  or  similar transactions.

(2)  Estimated  solely for the purpose of computing the amount of the registration fee pursuant to  Rule  457(c).  For the purposes of this table, we have used the average of the  closing bid and ask prices of the common stock as traded in the over the counter market and reported on the
OTC  Electronic  Bulletin  Board  on  December  24,  2003.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

                              ORGANITECH USA, INC.

This prospectus relates to the sale of up to 5,982,819 shares of our common stock by current stockholders and by Dutchess Private Equities Fund, L.P., which will become a shareholder pursuant to an Investment Agreement. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under the Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess Private Equities Fund, which permits us to "put" up to $5 million in shares of common stock to Dutchess Private Equities Fund. All costs associated with this registration will be borne by us.

The  selling  stockholders  consist  of:

     Mr.  Ohad  Hessel                                     463,236
     MC  Services,  AG                                     519,583
     Dutchess  Private  Equities  Fund,  L.P.            5,000,000

The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol ORGT. On December 24, 2003, the last reported sale price of our common stock was $0.33 per share.

Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement. Dutchess will pay us 94% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. The shares issued to Mr. Hessel and MC Services were issued in a prior private placement.
                              ____________________

      This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 9
                              ____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



     Subject to Completion, the date of this Prospectus is December 29, 2003
                                      2

                                TABLE OF CONTENTS


PROSPECTUS  SUMMARY                                                        4
RISK FACTORS                                                               8
USE  OF  PROCEEDS                                                         13
DETERMINATION OF OFFERING PRICE
DILUTION                                                                  14
CAPITALIZATION                                                            16
DIVIDEND  POLICY                                                          17
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
    CONDITION  AND  RESULTS  OF  OPERATIONS                               17
DESCRIPTION  OF  BUSINESS                                                 22
DESCRIPTION  OF  PROPERTY                                                 38
MANAGEMENT                                                                38
EXECUTIVE  COMPENSATION                                                   40
RELATED  PARTY  TRANSACTIONS                                              41
MARKET  FOR  OUR  COMMON  STOCK                                           41
SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND  MANAGEMENT     42
SELLING  STOCKHOLDERS                                                     43
DESCRIPTION  OF  SECURITIES                                               44
PLAN  OF  DISTRIBUTION                                                    44
LEGAL  PROCEEDINGS                                                        47
FINANCIAL  STATEMENTS                                                     48

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.

                              ORGANITECH USA, INC.

OUR  COMPANY

Our core business is conducted primarily through our wholly-owned subsidiary OrganiTech Ltd., a company organized under the laws of Israel. We develop technologies, platforms, and applied engineering solutions that cost effectively and completely automate the method by which many foods, plants, and extracts are cultivated. Since our formation, we have been developing our first proprietary solution, the GrowTECH 2000(TM), which is a low input high output, self-contained, portable, robotic, sustainable agricultural platform designed to automatically seed, transplant and harvest commercial quantities of hydroponic, pesticide free, green leaf vegetables. We have received U.S. patents for the GrowTech 2000 which we believe will provide us with a strong advantage over our competitors and enable us to increase its research and development efforts of integrating the technologies of the GrowTech 2000 into new platforms.

                                      4

We also developed the GROWTECH 2500, an original system that combines the technology, with an advanced green house technology that enables an optimal usage of resources to ensure high quality yield of fresh leafy vegetables. We have also commenced the commercial launch and initial sales of a new product, PhytoChamber(TM). PhytoChamber is a two-chambered, cost-effective platform that maximizes growth conditions for certain plants used by biotechnology researchers.

HOW  TO  CONTACT  US

Our principal executive offices are located at Yoqneam Industrial Area, P.O. Box 700, Yoqneam 20692, Israel. Our phone number is 972-4-959-0515.


                                  THE OFFERING

This  prospectus  relates  to  the  resale  of  up  to  5,982,819  shares of our common stock by: Mr. Ohad Hessel and MC Services, AG which are current shareholders and Dutchess Private Equities Fund, L.P., which will become a stockholder pursuant to a put right under an Investment Agreement that we have entered into with Dutchess.

The table below sets forth the shares that we are registering pursuant to the Registration Statement to which this prospectus is a part:


                                      5

Shareholder                                              Number of Shares
---------------------------------------             ----------------------
Mr. Ohad Hessel                                            463,236
MC Services, AG                                            519,583
Dutchess  Private  Equities  Fund,  L.P                  5,000,000
                                                       -----------
Total  common  stock  being  registered                  5,982,819



We have entered into an Investment Agreement with Dutchess Private Equities Fund L.P., also referred to as an Equity Line of Credit. That agreement provides that, following notice to Dutchess, we may put to Dutchess up to $5 million in shares of our common stock for a purchase price equal to 94% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either:
(A) 200% of the average daily volume in the U.S. market of the common stock for the 10 trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or
(B) $10,000. No single put can exceed $1,000,000. In turn, Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions.

            OUR CAPITAL STRUCTURE AND SHARES ELIGIBLE FOR FUTURE SALE

The  following  table  outlines  our  capital  stock  as  of  November 26, 2003:


Common Stock outstanding

Before the offering                       18,880,819 shares (1)
After the offering                        23,880,819 shares(2)


(1)  Includes  1,650,000  shares  of  common  stock that are being held in escrow pending the completion of a private placement transaction  and 200,000 shares that are held by us pending to the completion of Agronaut obligations. Does not include 326,905 shares  of  common  stock  issuable  upon  the  exercise  of  options.

 (2)  Assumes  we  put  5,000,000  shares  to  Dutchess  during  the  term  of  the  Investment  Agreement.

                                      6


                            SUMMARY OF FINANCIAL DATA
                            -------------------------

The following table presents certain financial for the periods and as of the dates indicated. The income statement and balance sheet data were derived from our audited financial statements as of and for the years ended December 31, 1999 through 2002 and our unaudited and not reviewed financial statements as of and for the nine-month period ended September 30, 2002 and 2003. In the opinion of management, the accompanying Unaudited Financial Statements for the nine-month period ended September 30, 2002 and 2003 were prepared and are consistent with those accounting principles used in the presentation of the latest annual financial statements. All significant accounting policies have been applied consistently with year ended December 31, 2002. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for fair presentation of the Unaudited Financial Statements for the nine-month period ended September 30, 2002 and 2003 have been included. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The Unaudited Financial Statements for the nine-month period ended September 30, 2002 and 2003 should be read in conjunction with our annual financial statements as of December 31, 2002 and for the year then ended and the accompanying notes thereto.





                                                                           FOR THE
                                                                           PERIOD                                 AMOUNTS
                                                                           JULY 4      NINE                       ACCUMULATED
                                      YEAR ENDED                           THROUGH     MONTHS ENDED               DURING THE
                                      DECEMBER 31,                         DECEMBER    SEPTEMBER 30,              DEVELOPMENT
                                      ------------                                     -------------
                                          2002        2001        2000     31, 1999        2003         2002       STAGE (2)
                                      ------------  ----------  ---------  ----------  -------------  ----------  ------------
INCOME STATEMENT DATA: . . . . . . .  AUDITED                                          UNAUDITED
                                      ------------                                     -------------
                                      U.S. $        U.S. $      U.S. $     U.S. $      U.S. $         U.S. $      U.S. $
                                      ------------  ----------  ---------  ----------  -------------  ----------  ------------
Revenue from sales of. . . . . . . .             -      32,620          -           -              -           -        32,620
 PhytoChamber
Cost of sales. . . . . . . . . . . .             -      20,567          -           -              -           -        20,567
                                      ------------  ----------  ---------  ----------  -------------  ----------  ------------
Gross. . . . . . . . . . . . . . . .             -      12,053          -           -              -           -        12,053
Research and . . . . . . . . . . . .       368,303     956,252  1,092,603      77,312        271,948     331,085     2,766,418
development expenses,
net
Selling and marketing. . . . . . . .        99,997     145,416          -           -        624,843      35,875       870,256
expenses
General and. . . . . . . . . . . . .       457,122     626,130    323,894       2,852        387,550     382,695     1,797,548
 administrative expenses
Operating loss . . . . . . . . . . .       925,422   1,715,745  1,416,497      80,164      1,284,341     749,655     5,422,169
Financing expenses . . . . . . . . .        30,483     -27,419     -9,853         516          9,297        -476         3,024
(income), net
Other expenses, net. . . . . . . . .        12,000      20,000          -           -              -           -        32,000
                                      ------------  ----------  ---------  ----------  -------------  ----------  ------------
Loss before income tax . . . . . . .       967,905   1,708,326  1,406,644      80,680      1,293,638     749,179     5,457,193
Income tax . . . . . . . . . . . . .             -           -          -           -              -           -             -
                                      ------------  ----------  ---------  ----------  -------------  ----------  ------------
Net loss . . . . . . . . . . . . . .       967,905   1,708,326  1,406,644      80,680      1,293,638     749,179     5,457,193
                                      ============  ==========  =========  ==========  =============  ==========  ============
BASIC AND DILUTED NET
 LOSS
PER COMMON SHARE . . . . . . . . . .          0.09        0.16       0.22        0.02          0.104       0.068
                                      ============  ==========  =========  ==========  =============  ==========
                                      7

WEIGHTED AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING USED
 IN BASIC AND DILUTED LOSS
 PER SHARE CALCULATION . . . . . . .    11,034,375  10,757,595  6,443,295   5,352,433     12,320,730  11,000,000

BALANCE SHEET DATA:

Working capital (deficit). . . . . .      -105,182     976,391   -136,805      40,917       -416,653     -99,602
Total assets . . . . . . . . . . . .       497,715   1,098,136    375,786     101,403        475,329     465,922
Fixed assets, net. . . . . . . . . .       142,221     105,099    108,628       8,727        162,919     130,162
Shareholdersequity (capital deficit)       -43,161     639,796    -28,408  (1) 49,644       -321,074      29,195


(1)     After  giving  effect  to  the reverse acquisition. In January 2001, we consummated an agreement with Organitech Ltd., whereby  we  issued  7.5  million  shares  of  common  stock to the shareholders of Organitech Ltd. in exchange for all of the outstanding ordinary shares of Organitech Ltd. not already owned by us. The 7.5 million shares of common stock issued by us to the  selling  shareholders represented 67.57% of our voting common stock. Accordingly, this business combination is considered to  be  a reverse acquisition. As such, for accounting purposes, Organitech Ltd. is considered to be the acquiror while we are considered  to  be  the  acquiree.  The  comparative  figures  are  those  of  Organitech  Ltd.

(2)     For  the  period  July  4,  1999  through  September  30,  2003.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as "believe," "may," "could,"
"will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described below and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT WHICH MAY CONTINUE IN THE FUTURE AND WHICH MAY PREVENT US FROM OPERATING AND EXPANDING OUR BUSINESS.

We have not generated material revenues from sales of the GrowTECH 2000 platform and we have incurred significant net operating losses in each of the years ended December 31, 2002 and 2001. We realized a net loss of $ 1,293,638 for the nine months ended September 30, 2003, as compared to a net loss of $749,179 for the nine months ended September 30, 2002. Our accumulated deficit through September 30, 2003 was $5,457,193. We may continue to incur losses and may never achieve or sustain profitability.

OUR INDEPENDENT AUDITORS HAVE ISSUED A GOING CONCERN OPINION DUE TO OUR RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

Our audited financial statements for the fiscal year ended December 31, 2002, reflect a net loss of $967,905. We prepared our consolidated financial statements for the fiscal year ended December 31, 2002 assuming that we will continue as a going concern. We do not have sufficient cash to satisfy our operational and development requirements over the next 12 months. In addition, we have suffered recurring losses from operations and a negative cash flow from operating activities that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The continuation of our operation as a "going concern" is dependant upon our ability to invest the required resources in completion of the research and development, the quality of our technologies, future market, selling the GrowTECH 2000 platform and the continued financial support of our shareholders or on obtaining additional external sources of financing, in order to secure the continuity our operations.

WE NEED AND MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD DILUTE OUR STOCKHOLDERS' INTERESTS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities. We have not been able to generate any significant cash from our operating activities in the past and we may not be able to do so in the future. We require new financing commitments. Deteriorating global economic conditions and the effects of ongoing military actions against terrorists may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing stockholders' equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants could have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

ONE OF OUR STRATEGIC PARTNERS HAS THE RIGHT TO ACQUIRE 51% OF OUR SUBSIDIARY WHICH WILL REDUCE OUR CONTROL OVER OUR SUBSIDIARY AND COULD LOWER OUR REVENUES AND EARNINGS.

On July 17, 2003, we and OrganiTech Ltd. signed a Memorandum of Understanding with Netafim (A.C.S) Ltd. a cooperative society incorporated under the laws of the State of Israel. Netafim is a worldwide company that markets and sells agricultural projects, as well as greenhouse technology and water solutions. At the election of Netafim, OrganiTECH, Ltd. shall issue shares of OrganiTECH Ltd. to Netafim such that after such transfer or issue respectively, together with the shares we have already issued to Netafirm, Netafim shall hold 51% of the issued and outstanding shares of OrganiTECH Ltd., on a fully diluted basis, all subject to the provisions set forth in the Memorandum of Understanding and in the conclusive agreement that is to be signed by the sides prior to December 31, 2003. Netafirm's right may be exercised at any time prior to December 31, 2003. If Netafirm exercises its right to acquire 51% of our subsidiary, we will have less control over our subsidiary and the revenues we earn from the subsidiary may decrease. After exercise of Netafirm's right with respect to shares, Netafim will have the right to appoint a majority of the directors of OrganiTech Ltd.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND BECOME PROFITABLE.

Our business strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified engineers, technicians, salespersons and other personnel. We may not be able to manage our growth, particularly if our losses continue or if we are unable to obtain sufficient financing. If we are unable to successfully manage our growth, we may not be able to implement our business plan and become profitable.

IF WE CANNOT PROTECT OUR PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN THE MARKETPLACE.

We will rely on a combination of trade secrets and contractual provisions to protect some of our proprietary rights and products. These protections may not be adequate and competitors may independently develop technologies that are substantially equivalent or superior to our products. We may experience delays in the introduction and market acceptance of new products due to various factors. Because we have not filed patents or trademarks on all of our intellectual property, our competitors could offer products and services identical to the ones we offer. If we can not protect our proprietary rights and intellectual property, we may not be able to compete effectively in the marketplace.

WE OPERATE WITHIN A HIGHLY COMPETITIVE MARKET AND IF WE DO NOT SUCCEED IN ATTRACTING CUSTOMERS, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

The market for Agro products and equipment as well as Ag-bio technology is extremely competitive and can be significantly affected by many factors, including low barriers to entry, changes in local, regional or national economic conditions, changes in consumer preferences, brand name recognition and marketing and the development of new and competing technologies. We expect that existing businesses that compete with us and which have greater financial resources than us will be able to undertake more extensive marketing campaigns and adopt more aggressive advertising sales policies than us, thereby generating more sales of their own equipment, services and products.

SOME OF OUR OPERATIONS ARE LOCATED IN ISRAEL AND OUR BUSINESS MAY BE DISRUPTED BY POLITICAL, ECONOMIC AND MILITARY CONDITIONS IN THAT COUNTRY.

Some of our offices, manufacturing and research and development facilities are located in the state of Israel. We are directly affected by the political, economic and military conditions in Israel. Our production is dependent upon components imported from outside of Israel.Accordingly, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could disrupt our manufacturing, research and development or increase costs which could lower our revenues or results of operations.

SOME OF OUR OFFICERS, DIRECTORS AND EMPLOYEES ARE SUBJECT TO MANDATORY MILITARY SERVICE IN ISRAEL WHICH COULD DISRUPT OUR BUSINESS.

All male adult permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform approximately 30 days of military reserve duty annually. Additionally all such resident are subject to being called to active duty at any time under emergency circumstances. Some of our officers, directors and employees currently are obligated to perform annual military reserve duty. While we have operated effectively under these requirements in the past, there is the possibility that such requirements could have material adverse effect on our business, financial condition or results of operations in the future.

WE RELY ON FUNDING FROM THE ISRAELI GOVERNMENT AND WE ARE LIMITED IN THE TRANSFERABILITY OF OUR TECHNOLOGIES AND WE HAVE AN OBLIGATION TO PAY ROYALTIES AS A RESULT OF THAT FUNDING.

We have received grants for our participation in various programs sponsored by the Government of Israel. In particular, a significant portion of our research and development activities are supported by the grants provided by the Israeli Government through the Ministry of Industry and Trade. During the two years ended December 31, 2002 and through the six month period ended June 30, 2003, our financing requirements were met primarily through funds generated by operations, research and development grants from the Office of Chief Scientist of the Ministry of Industry and Trade, or the OCS, for an aggregate amount of approximately $400,000. As a condition to our participation in the funding programs of the OCS, we may not transfer the technologies developed using such funds out of Israel without the consent of the OCS. We anticipate that, for so long as such governmental research and development grants continue to be available, we will likely seek from time to time to utilize such grants. We are obligated to pay a specified level of royalties on sale of products developed using such grants. Moreover, such grant programs as are currently in effect require us to comply with various conditions in order for us to continue be eligible for participation. The termination or reduction by the Government of Israel of any of the grant programs that we utilize or intend to utilize in the future could negatively affect our operations. While we believe we will continue to be able to participate in these programs, we may not qualify for future programs or such programs may not exist in their current form or at all.

IF  THE  ISRAELI  GOVERNMENT  PROGRAMS  THAT  WE  BENEFIT  FROM  ARE  REDUCED OR
TERMINATED,  OUR  COSTS  AND  TAXES  MAY  INCREASE.

Under the Israeli Law for Encouragement of Capital Investments, 1959, facilities that meet certain conditions can apply for "Approved Enterprise" status. This status confers certain benefits including tax benefits. Our existing facilities have been designated as Approved Enterprises. If we attain taxable income in Israel, these tax benefits will help reduce our tax burden. The Government of Israel has indicated its intention to reexamine its policies in these areas. The Israeli Government authorities have indicated that the government may reduce or eliminate these benefits in the future. The termination or reduction of these benefits could harm our business and our future profitability. In addition, in order to maintain our eligibility for the grants and tax benefits we receive, we must continue to satisfy certain conditions, including making certain investments in fixed assets and operations and achieving certain levels of exports. If we fail to satisfy such conditions in the future, we could be required to refund tax benefits, which may have been received with interest and linkage differences to the Israeli Consumer Price Index.

                RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THIS OFFERING.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

As of the date of this SB-2 filing, we have the following commitments that will have a dilutive impact on shareholders:

     1. There are currently 1,650,000 shares held in escrow for B.L.M N.V, for future investments as described in the financial statements herein.
     2. We are committed to issue further 188,179 shares to B.L.M N.V. as part of the agreement between the sides.
     3. We have an obligation to issue 92,484 stock options at the price of $1 US per share to Dr. David Bar-on, our former CTO. These options are valid until the year 2015.
     4. We have an obligation to issue 46,242 stock options at the price of $1 US per share to B.L.M. N.V. These options are valid until the year 2015.
     5. We currently hold, in escrow, 200,000 shares to be released to the hands of Agronaut PTE.Ltd., a Singaporean corporation, as part of the Agreement signed between the sides on August 27, 2002.

The issuance of shares pursuant to these obligations will cause dilution for our shareholders.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH MAY CAUSE OUR STOCK PRICE TO DECREASE.

Pursuant to our Investment Agreement, we will issue our common stock at a 6% discount to the lowest closing bid price of our common stock during the five day period following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline.

                       RISKS RELATING TO OUR COMMON STOCK

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES FOR A PROFIT.

The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended September 30, 2003, the price of our common stock ranged from $ $0.52 to $.008 per share.
Our stock price could be subject to wide fluctuations in response to factors such as:

-    Actual  or  anticipated  variations  in  quarterly  operating  results;
- Announcements of technological innovations, new products or services by us or our competitors;
- The addition or loss of strategic relationships or relationships with our key customers;
- Conditions or trends in agriculture markets, as well as fresh vegetable consumption.
- Changes in the market valuations of other engineering companies supplying systems for Agro Bio applications.
- Commencement of sales of our hi-tech systems, or sales of our system products.
- Announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
-    Legal,  regulatory  or  political  developments;
-    Additions  or  departures  of  key  personnel;
-    Sales  of  our  common  stock  by  insiders  or  stockholders;  and
-    General  market  conditions.

In addition, the stock market in general, and the Over-The-Counter Bulletin Board and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

OUR COMMON STOCK IS A "PENNY STOCK," AND COMPLIANCE WITH REQUIREMENTS FOR DEALING IN PENNY STOCKS MAY MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-    Deliver  a  standardized  risk  disclosure  document  prepared  by the SEC;

- Provides the customer with current bid and offers quotations for the penny stock;

- Explain the compensation of the broker-dealer and its salesperson in the transaction;

- Provide monthly account statements showing the market value of each penny stock held in the customer's account;

- Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's; and

-    Provide  a  written  agreement  to  the  transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

Our common stock trades on the OTC Bulletin Board. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

WE MAY REQUIRE ADDITIONAL FUNDS TO ACHIEVE OUR CURRENT BUSINESS STRATEGY, AND IF WE ARE NOT ABLE TO OBTAIN ADDITIONAL FUNDS ON TERMS ACCEPTABLE TO US, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

We may need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing programSuch financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

                                 USE OF PROCEEDS
                                 ---------------

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive proceeds from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under the Investment Agreement will be equal to 94% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the date of our notice of election to exercise our put.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement. The table assumes estimated offering expenses of $100,000.
                                      13





                                                          Proceeds       Proceeds
                                                          If 100% sold   If 50% sold

Gross Proceeds                                            $   5,000,000  $  2,500,000
Estimated expenses of the offering                        $     100,000  $    100,000
                                                          -------------  ------------
Net Proceeds                                              $   4,900,000  $ 2,400, 000
                                                          =============  ============

                                                Priority   Proceeds       Proceeds
Existing commitments and debts . . . . . . . .       1st  $      30,000  $     30,000
Labor and general corporate expenses . . . . .       2nd  $     600,000  $    400,000
Marketing and Business development . . . . . .       3rd  $     100,000  $     80,000
Machinery, new product development and testing       4th  $     100,000  $     50,000
R&D Operations . . . . . . . . . . . . . . . .       5th  $     220,000  $     80,000
Facilities and capital expenditures. . . . . .       6th  $      20,000  $    100,000
Working Capital                                      7th  $   3,830,000  $  1,660,000
                                                          =============  ============



Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.


                         DETERMINATION OF OFFERING PRICE

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.


                                    DILUTION
                                    --------

We had a net tangible deficiency at September 30, 2003 of U.S.$ 321,074, and a pro forma net tangible book value at November 8, 2003 of U.S.$ 23,348. This pro forma disclosure of U.S.$ 0.001 per share of common stock reflects the issuance on November 4, 2003 of 1,100,000 shares of common stock to B.L.M N.V under a private placement agreement, issuance of 550,000 shares of common stock to a consultant based on a registration statement on Form S-8 dated November 8, 2003, issuance on November 26, 2003 of 463,236 shares of common stock to Mr. Ohad Hessel pursuant to stock options granted to him at an exercise price of U.S.$
0.0001 per share of common stock, and on November 24, 2003 the issuance of 519,583 shares of common stock to MC Services, AG. at the price of U.S.$ 0.30 per share of common stock for services to be rendered by them. Net tangible book value per share of common stock is determined by dividing the number of common shares into the net tangible book value, tangible assets less liabilities; without taking into account any other subsequent changes in such net tangible deficiency except for the effect of 5,000,000 shares of common stock offered by us in this offering at assumed offering price of U.S.$0.98 per share of common stock offered to Dutchess Private Equities Fund, L.P; net of related estimated offering cost equal to U.S $ 100,000. Our pro forma net tangible book value following the offering would be U.S.$ 4,923,348 (U.S.$ 0.223 per share of common stock). This represents an immediate increase in the net tangible book value to existing shareholders and immediate dilution of U.S.$ 0.757 per share of common stock to new shareholders purchasing shares of common stock. Dilution is determined by subtracting adjusted net tangible book value per share of common stock following the offering from the amount of cash paid by a new shareholder for one share of common stock. The following table illustrates the per share dilution:
                                      14




                                                                      U.S. $

Assume offering price per share of common stock                        0.98
Net tangible book value per share of common stock
 before the Offering                                                   0.001
Increase in net tangible book value per share of
 common stock attributable to new shareholders                         0.222
Pro forma net tangible net value after the Offering                    0.223

Dilution per share of common stock to new shareholders                 0.757


The following table summarizes on a pro forma basis at September 30, 2003, the difference between the existing shareholders and the new shareholders purchasing shares in the offering with respect to the number of shares of common stock purchased from the Company, the total consideration to be paid in cash and the average number of share of common stock, based upon, in the case of new shareholders, at assume offering price of U.S.$ 0.98 per share of common stock.




                                                                                         AVERAGE PRICE
                                SHARES OF COMMON                                         PER  SHARE OF
                                   STOCK OWNED                TOTAL CONSIDERATION        COMMON
                        NUMBER            PERCENT            AMOUNT         PERCENT      STOCK
                       ----------------  --------------  -------------    -----------    ------------

Existing shareholders        17,030,819            77%      5,109,056        51%             0.3
New shareholders. . .         5,000,000            23%      4,900,000        49%             0.98

TOTAL . . . . . . . .        22,030,819           100%     10,009,056       100%





The  number  of  shares  of  common  stock  does  not  include:

     (1) 1,838,179 shares of common stock (out of which 1,650,000 held by escrow agent) under B.L.M N.V private placement agreement.
     (2) 200,000 shares of common stock, which are the remaining shares to be delivered by us to Agronaut under the cooperation agreement, signed with Agronaut.
     (3) Option to purchase 46,242 shares of common stock at exercise price of U.S.$ 1 per share of common stock, under B.L.M N.V private placement agreement.
     (4) Option to purchase 92,484 shares of our common stock with an exercise price of U.S.$ 1 per share of common stock, under our commitment for our executives and key employees.

In  the event we issue addition shares of common stock, under the above mentioned commitment and  stock  options,  purchasers  of  common  stock  in this offering may experience further dilution.

                                      15

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003, on actual basis, and a pro forma basis as of November 30, 2003 to reflect the issuance of 1,100,000 shares of common stock to B.L.M N.V under a private placement agreement, the issuance of 550,000 shares of common stock to a consultant based on a registration statement on Form S-8 dated November 8, 2003, the issuance of 463,236 shares of common stock to Mr. Ohad Hessel on November 26, 2003 pursuant to stock options granted to him at an exercise price of U.S.$ 0.0001 per share of common stock and the issuance of 519,583 shares of common stock to MC Services, AG. On November 24, 2003 at the price of U.S.$0.30 per share of common stock for services to be rendered by them. The capitalization, on a pro forma basis as adjusted reflects the receipt of the estimated net proceed from the issuance of 5 million shares of common stock offered by us to Dutchess Private Equities Fund, L.P assuming an initial offering price of U.S.$ 0.98 per share of common stock, net of related estimated offering cost equal to U.S.$ 100,000.

The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the financial statements and accompanying notes appearing elsewhere in this prospectus.




                                                            September   November
                                                            30, 2002    26, 2003
                                                            ----------  ----------
                                                            ACTUAL      PRO FORMA   PRO FORMA
                                                                        UNAUDITED   AS ADJUSTED
                                                            ---------   ----------  -----------

                                                            U.S. $      U.S. $      U.S. $
                                                            ----------  ----------  -----------
Short-term bank debt . . . . . . . . . . . . . . . . . . .      61,203      61,203       31,203
                                                            ==========  ==========  ===========
Long-term liabilities. . . . . . . . . . . . . . . . . . .     112,723     112,723      112,723
                                                            ----------  ----------  -----------

SHAREHOLDERS EQUITY:

Preferred shares U.S.$0.10 par value, authorized
shares as of September 30, 2003 and 2002 and
 'December 31, 2002. . . . . . . . . . . . . . . . . . . .           -           -            -

Common shares of U.S.$0.001 par value, authorized
80,000,000 shares, issued and outstanding
14,398,000 as of September 30, 2003, 11,000,000 as of
September 30, 2002 and 11,275,000 as of December 31, 2002.      14,498      17,131       22,131

Additional paid in capital . . . . . . . . . . . . . . . .   5,121,621   5,573,410   10,468,410

Accumulated deficit during the development stage . . . . .  -5,457,193  -5,567,193   -5,567,193
                                                            ----------  ----------  -----------

TOTAL SHAREHOLDERSEQUITY (CAPITAL DEFICIENCY). . . . . . .    -321,074      23,348    4,923,348
                                                            ----------  ----------  -----------

TOTAL CAPITALIZATION . . . . . . . . . . . . . . . . . . .    -208,351     136,071    5,036,071
                                                            ==========  ==========  ===========



The  number  of  shares  of  common  stock  does  not  include:

     (1) 1,838,179 shares of common stock (out of which 1,650,000 held by escrow agent) under B.L.M N.V private placement agreement.
     (2) 200,000 shares of common stock, which are the remaining shares to be delivered by us to Agronaut under the cooperation agreement, signed with Agronaut.
     (3) Option to purchase 46,242 shares of common stock at exercise price of U.S.$ 1 per share of common stock, under B.L.M N.V private placement agreement.
     (4) Option to purchase 92,484 shares of our common stock with an exercise price of U.S.$ 1 per share of common stock, pursuant to our commitment for our executives and key employees.

                                      16

                                 DIVIDEND POLICY
                                 ---------------

We do not pay dividends on our common stock and we do not anticipate paying dividends on our common stock in the foreseeable future. We intend to retain our future earnings, if any, to finance the growth of our business.




                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

Introduction

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the accompanying notes.

Description  of  Business

Our core business is conducted primarily through our wholly-owned subsidiary OrganiTech Ltd., a company organized under the laws of Israel. OrganiTech Ltd. develops technologies, platforms, and applied engineering solutions that cost effectively and completely automate the method by which many foods, plants, and extracts are cultivated. Since OrganiTech's formation, we have been developing our first proprietary solution, the GrowTECH 2000(TM), which is a low input high output, self-contained, portable, robotic, sustainable agricultural platform designed to automatically seed, transplant and harvest commercial quantities of hydroponic, pesticide-free, green leaf vegetables. We have received a U.S. patent for the GrowTech 2000 which we believe will provide us with a strong advantage over our competitors and enable us to increase our research and development efforts of integrating the technologies of the GrowTech 2000 into new platforms. We have also developed the GROWTECH 2500, an original system that combines the technology that was developed by us, with an advanced green house technology that enables an optimal usage of resources to ensure high quality yield of fresh leafy vegetables. We have also commenced the commercial launch and initial sales of a new product, PhytoChamber(TM). PhytoChamber is a two-chambered, cost-effective platform that maximizes growth conditions for certain plants used by biotechnology researchers.

We recently moved our offices to Yoqneam Illit in regards to the approval we received from the Investment Center of the Israel Ministry of Commerce and Trade to operate a production facility under certain tax exempt conditions. The receipt of such tax benefits is conditional upon us fulfilling certain obligations stipulated by Israeli law, such as moving our operations into a certain geographic area as determined by the Investment Center. If we fail to comply with such conditions, the tax benefits may be canceled and we may be required to refund, in whole or in part, any benefits previously received.

Plan  of  Operations

We intend to focus the majority of our financial resources over the next 12 months to complete development of the different versions of GrowTech machines and increase our marketing efforts. The primary research and development goals of OrganiTech over the next 12 months are to:

-    Develop  a  commercially viable cultivation platform for green leaf plants;

- Continue research on the development of new platforms by migrating our existing technologies to new applications;

- Improve the operational characteristics of the GrowTech and the PhytoChamber;

-    Research  new  potential  markets  and  opportunities.

Additionally, we plan to increase our involvement with our business activities in Europe, and especially in Scandinavia through the setting up and the marketing of a Growtech 2000 Farm in Finland, through a joint venture with a Finish Partner. In order to fund this activity in Finland, we have with our Finish partner applied for financing from European Community Organizations. We intend to hire some new professional personnel in order to perform Research and Development in several fields. We have been using our new facility in Yoqneam in order to execute new experiments in both Agronomy and Mechanics. We believe that such work would enable us to achieve our goals in the Research and Development field, both in new areas and in already existing fields.

                          CRITICAL ACCOUNTING POLICIES
                          ----------------------------

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. Actual results may differ from these estimates. To facilitate the understanding of our business activities, described below are certain of our accounting policies that are relatively more important to the portrayal of our financial condition and results of operations and that require management's subjective judgments. We base our judgments on our experience and various other assumptions that we believe to be reasonable under the circumstances.

REVENUE  RECOGNITION

Revenue from sale of products is recognized when delivery of the product has accrued, title passed to the customer, provided that a signed documentation of the arrangement has been received, usually in the form of purchase order, the price to customers is fixed or determinable, collectability is reasonably assured and technical acceptance received from the customer. Usually installation requirements are not considered to be a separate earnings process. Accordingly, revenue is recognized when installation is completed. We do not in the normal course of business provide a right of return to our customers. If uncertainties exist, such as the granting to the customer of right of cancellation if the product is not technically acceptable, revenue is recognized when the uncertainties are resolved. For contracts with multiple obligations, such as deliverable and undeliverable products, service, installation and other services, revenue is allocated to each component of the contract based on objective evidence of its fair value, which is specific to us.

For sale contracts with multiple obligations where evidence of fair value could not be achieved, revenue is recognized when the above criterions are met for all elements. In some cases, we grant customers with an evaluation period, usually several months, to evaluate the product prior to purchase. We do not recognize revenue from sales of products shipped to customers for evaluation until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market. Contract service and maintenance revenue is recognized ratably over the term of the contract.

INCOME  TAXES

The provision for income tax is calculated based on our assumptions as to our entitlement to various benefits under the applicable tax laws in the jurisdictions in which it operates. The entitlement to such benefits depends upon our compliance with the terms and conditions set out in these laws. Deferred income taxes are provided for the difference between the tax and accounting bases of assets and liabilities based on the currently enacted tax rate. A valuation allowance in respect of deferred taxes is provided when it is more likely than not that all or part of the deferred tax asset will not be realized. The main temporary difference in respect to which deferred income taxes is provided for are as follows: employee benefits and rights, inventories and doubtful debt reserves, excess of book over tax depreciation and net operating losses carry forwards.

CONTINGENCIES

We are from time to time subject to claims arising in the ordinary course of its business, including patent, product liability and other litigation. In determining whether liabilities should be recorded for pending litigation claims, we assess the allegations made and the likelihood that we will successfully defend the suit. When we believe that it is probable that we will not prevail in a particular matter, we then estimate the amount of the liability based in part on advice of outside legal counsel.

YEAR  ENDED  DECEMBER  31,  2002  COMPARED  TO  THE YEAR ENDED DECEMBER 31, 2001

For fiscal year 2002, we did not generate any revenues as compared with revenues of U.S.$32,620 in fiscal 2001. The decrease in revenues was due to the failing to sell our products globally, as well as the recession in the world following the events of the September 11, 2001.

For fiscal year 2002, our operating expenses were U.S.$925,422 compared to U.S.$1,727,798 for fiscal year 2001. The decrease in operating expenses in fiscal year 2002 was primarily due to a decrease in labor costs due to planned reductions in our labor force. During fiscal 2002, our net research and development expenses decreased to U.S.$368,303 from U.S.$956,252 in fiscal 2001 primarily as a result of a reduction in research and development activities due to a lack of funds and, to a lesser extent, as a result of an increase in third party grants for research and development.

For fiscal year 2002, our net loss was U.S.$967,905 compared to U.S.$1,708,326 for fiscal year 2001. The decrease in net loss resulted primarily from the reductions in labor costs and research and development expenses.

COMPARISON BETWEEN THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2003 AND THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2002

For the nine months period that ended on September 30 2003, we did not generate any revenues as compared with no revenues in the parallel period in 2002 The failure to gain revenues was due to the failing to sell our products globally, as well as the recession in the world following the events of the September 11,.2001. We anticipate that we will generate revenues from the sale of GrowTech Systems in 2004.

For the nine months period that ended on September 30 2003, our operating expenses were U.S.$1,284,341 compared to U.S.$749,655 for the parallel nine months period in 2002. The increase in operating expenses in this fiscal period was primarily due to an increase in the selling and marketing expenses.

During the nine months period ended in September 30 2003, our net research and development expenses decreased to U.S.$271,948 from U.S.$331,085 in the parallel period in 2002 primarily as a result of a reduction in research and development activities due to a lack of funds and, to a lesser extent, as a result of an increase in third party grants for research and development.

For the nine months period that ended on September 30 2003, our net loss was U.S.$1,293,638 compared to U.S.$749,179 for the nine months period that ended in September 30 2002. The increase in net loss resulted primarily from expenses on marketing, labor and sales, whereas the income was from funds and investors.


LIQUIDITY  AND  CAPITAL  RESOURCES

As of December 8, 2003, we had total cash and short-term investments of U.S.$10,500. Based our current monthly expenses of approximately U.S.$40,000, we may not have sufficient cash to satisfy our operational and development requirements over the next 12 months. Our Independent Auditor's report on our consolidated financial statements for the fiscal year ended December 2002 includes a going concern opinion which states that we have suffered recurring losses from operations and a negative cash flow from operating activities that raises substantial doubt about our ability to continue as a going concern.

AGREEMENT  WITH  B.L.M.

On June 16, 2002, we entered into a private placement agreement with B.L.M., with respect to the issuance of 5,500,000 shares of our common stock, at a price of U.S.$0.363 per share, and granted B.L.M. an option to purchase 188,179 shares of our common stock at an exercise price of U.S.$ 0.0001 per share; and 46,242 shares of our common stock at an exercise price of U.S.$1 per share; after giving effect to their issuance 331/3% of our outstanding share capital on a fully diluted basis.

On June 16, 2002, we signed an amended schedule to the private placement agreement with B.L.M., whereby:

(1) B.L.M. shall pay the aggregate proceed of U.S.$2 million to us over a period of 25 months, commencing August 2002.
(2) We shall issue to B.L.M. shares of common stock on a pro-rata basis upon actual payments of the proceeds.
(3) A "vote together" agreement was signed between B.L.M. and our president and shareholder of approximately 35% of our share capital.
(4) B.L.M. will be entitled to be represented by a director on our Board of Directors.
(5) B.L.M. will be entitled to management fees equivalent to the salary cost of our CEO which are approximately U.S$8,000 per month.

On October 8, 2002, we delivered to an escrow agent 5,500,000 shares of the common stock to be issued in the name of B.L.M. to be transferred to B.L.M. based upon actual payment of their purchase price.

On May 27, 2003, we signed an "End of Commitments Agreement" with B.L.M., whereby:

(1) For the amount of U.S.$225,000 that was paid by B.L.M., we agreed to instruct the escrow agent to transfer to B.L.M. a total of 618,812 shares of common stock, out of the 5,500,000 shares held by the escrow agent, representing an applicable purchase price of U.S.$0.3636 per share.
(2) For management services and other payments made by B.L.M. on our behalf equal to U.S.$143,000, we agreed to instruct the escrow agent to transfer to B.L.M. a total of 794,444 shares of common stock, out of the 5,500,000 shares held by the escrow agent, representing an applicable purchase price of U.S.$0.18 per share.
(3) B.L.M. agreed to exercise the option to purchase 188,179 shares of common stock at an exercise price of U.S.$ 0.0001 per share, and we agreed to instruct the escrow agent to transfer to B.L.M. a total of 188,179 shares of common stock, out of the 5,500,000 shares held by the escrow agent.
(4) The option to purchase 46,242 shares of common stock at an exercise price of U.S.$ 1 per share will remain outstanding.
(5) B.L.M. reserves the right to purchase our shares, based on agreed upon price per share of common stock as follows:

     (a) U.S.$0.18 for investments that will be made prior to November 30, 2003.
     (b) U.S.$0.40 for investments that will be made on December 1, 2003 through December 31, 2003.

(6) We have the right to terminate the agreement with B.L.M. for any reason with prior written notice of 10 days.
(7) B.L.M. will be entitled to management fees equivalent to a cost of U.S. $4,000 per month.
(8) All previous agreements and understanding between us and B.L.M. are terminated.

As of September 30, 2003, pursuant to the End of Commitment Agreement, we instructed the escrow agent to transfer a total of 2,750,000 shares of common stock to B.L.M.


On October 10, 2003, we signed an amendment to the End of Commitments Agreement that extended the dates abovementioned as follows:

B.L.M. reserves the right to purchase an additional 2,938,179 shares based on agreed upon price per share of common stock as follows:

(a)  U.S.$0.18  per  share  for  purchases  made  prior to November 30, 2003.
(b) U.S.$0.40 per share for purchases that will be made on December 1, 2003 through September 30, 2004.

On November 4, 2003, pursuant to the amended End of Commitment Agreement, we instructed the escrow agent to transfer 1,100,000 shares of common stock to B.L.M

Dutchess  Private  Equities  Fund,  L.P.

On November 29, 2003, we entered into an Equity Line Agreement with Dutchess Private Equities Fund, LP whereby Dutchess will purchase up to U.S.$5,000,000 of our common stock over the course of 36 months, after the registration statement of which this prospectus is a part has been declared effective by the U.S. Securities and Exchange Commission.


                             DESCRIPTION OF BUSINESS
                             -----------------------

General

We organized as a Colorado corporation on December 8, 1981 under the name Triangle, Inc. Since our formation, we have undergone numerous transitions and changes in our development and business strategies, as well as our name.

We are presently and primarily engaged through our wholly-owned subsidiary, Organitech, Ltd., an Israeli corporation, in the development of technologies, platforms, and applied engineering solutions that cost effectively and completely automate the method by which many foods, plants, and extracts are cultivated. Since our formation, we have been developing our first proprietary solution, the GrowTech 2000TM, which is a low input-high output, self-contained, portable, robotic, sustainable agricultural platform designed to automatically seed, transplant and harvest commercial quantities of hydroponic, pesticide free, green leaf vegetables.

In 2002, we introduced the GrowTech 2500 , a variation of the GrowTech system that is designed for environments in which solar energy and sunlight are readily available to replace more expensive energy sources, thereby reducing the operating costs of the system.

Corporate  History

We initially organized as a Colorado corporation on December 8, 1981, under the name Triangle, Inc., for the purpose of evaluating, structuring and completing a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. In 1989, we closed a public offering of our common stock and warrants to purchase our common stock. We were funded as a "blank check" company. For the period from 1989 through 2000, we went through numerous transitions and changes in our development and business strategies.

On June 20, 2000, we entered into an Investment Agreement with Organitech. We agreed to invest a total of $1,000,000 for 12,460 shares of preferred stock of Organitech at a price of $80.25 per preferred share. Under the terms of the Investment Agreement, we were given options to purchase additional shares at specified prices, within specified time periods.

On October 18, 2000, pending shareholder approval, we entered into a Share Exchange Agreement with Organitech, whereby Organitech shareholders would exchange 100% of the issued and outstanding shares of Organitech's capital stock in exchange for no less than 62.5% of issued and outstanding shares of our common stock.

On January 16, 2001, we changed our state of incorporation from Colorado to Delaware. This change in our state of incorporation was approved by a vote of the requisite number of holders of outstanding shares of our common stock at a special meeting of shareholders held on January 5, 2001.

At the end of January 2001, following shareholder approval for the transaction at the Special Meeting, we consummated the Share Exchange Agreement with Organitech. We issued 7.5 million shares of common stock to Organitech shareholders in exchange, and as consideration, for all of the outstanding shares of capital stock of Organitech not owned by us. No cash was exchanged in the transaction. As a result of the Share Exchange Agreement, Organitech became our wholly-owned subsidiary and Organitech's selling shareholders became the owners of approximately 67.6% of our common stock.

In March 2001, we changed our name to "OrganiTECH USA, Inc." to more accurately reflect our new focus on our agricultural applied engineering initiatives.

AGRICULTURAL  EQUIPMENT  INDUSTRY  OVERVIEW

By 2030, the world's population is projected to reach an estimated 8 billion people - approximately 2 billion more than today. Additionally, during the next 50 years, worldwide demand for grain is expected to triple as the amount of arable land decreases by one half, according to scientists. Advances in technology are expected to continue to assist producers in increasing their overall productivity in the 21st century. Today, many of the largest agricultural equipment providers have begun to offer new precision farming technologies such as yield mapping systems, that reduce inputs and raise field productivity.

The practice of reducing inputs while raising output is a growing trend referred to as "sustainable agriculture." According to many industry experts, one of the most critical elements for agricultural equipment innovations is that they be guided by ecological considerations that not only increase world food production, but also preserve our non-renewable resources and reduce chemical usage. Water scarcity, global warming, ecological implications from fertilizers, and increased reliance on pesticides compound the need for new innovations that balance the needs of the natural world with the insatiable demands of the human world. Sustainable agricultural technologies, those that reduce input costs, increase yield, and are more earth friendly, are expected to drive the frontline of growth in the agriculture equipment industry.

OUR  PRODUCTS

Founded in July 1999 and based in Yoqneam Israel, we have received United States patent protection for 56 patent claims on several advanced technologies that involve the automation of the cultivation process of plants and vegetables inside the GrowTech, an environmentally controlled 40-foot metal container. We also possess the rights for the trademarks "OrganiTECH" and "Growtech". We believe such patent protection in the United States will provide us with a strong advantage over our competitors in the United States and enable us to increase our research and development efforts of integrating the technologies of the GrowTech into new platforms.

GROWTECH  2000

Representing our first proprietary platform solution, the GrowTech utilizes advanced hydroponic systems, growth lighting systems, environmental control systems, revolutionary robotics, and computer technologies including proprietary farming software, to fully automate the entire cultivation process: Seeding - Germination - Growing - Harvesting. Additionally, the platform utilizes a real-time, closed loop, servo-control system, a mechanical and electronic control system for moving motors and actuators to a desired location, that is managed by a local area network architecture consisting of ten microprocessors per machine, thus allowing for the management of one or multiple field units.

The GrowTech was engineered in order to mitigate and/or eliminate costly labor, hazardous pesticides, arable land, expensive farming equipment, negative climate conditions, distribution inefficiencies, quality concerns, and low productivity levels. Additionally, the GrowTech is designed to deliver optimal growth conditions and scales of productivity many times greater than conventional equipment platforms for agricultural applications.

Our recent testing that began in January 2002 relating to the production of specific lettuce types has shown a single GrowTech platform has the capability to harvest several hundred heads of lettuce per day after 40-45 days of growth in the machine from several hundred seeds when operating at complete efficiency. The process is dramatically shorter when it begins with young plants, rather than seeds.

Due to the use of twenty-four hour growth lighting and the incorporation of precision environmental control techniques, the GrowTech 2000 has shown the ability to accelerate the growth cycle of plants to levels exceeding those produced by traditional "in the field" processes. Furthermore, due to the stackable nature of the platform, high levels of space efficiency are achievable. In August 2000, the GrowTech received kosher approval by an Israeli institution, which will enable us to market the technology and green leafy vegetables to the Orthodox Jewish community.

GROWTECH  2500

Our principal product is the GROWTECH 2500, an automated machine using the technology developed by us and combined with a greenhouse structure that enables the growth of leafy vegetables in a highly economically, clean surrounding, making optimal use of resources such as water, labor and land. The vegetables are, naturally, pesticides free and enjoy extended shelf-life. The Growtech 2500 has already been commercially operated successfully.

GROWTECH-3000

We are researching new applications for the GrowTech platforms both in the Agro field and in the Ag-Bio field. A most interesting application, still to be commercially proven, is tissue culture propagation or more specifically the acclimatization of tissue culture matter. The propagation of tissue culture is the method used in plants such as strawberries, bananas, tobacco and many houseplants. The machine used for this application is called the GROWTECH-3000.

GROWTECH-4000

We have also developed a machine to answer market demand in the field of growth platforms for potted products, including the significant market of house plants. The machine that has the ability to provide cheap and quality solutions is called the GROWTECH-4000.

The  Growtech-3000  and  Growtech-4000  also  have  a  horizontal  version
Growtech-X500 that is more suitable for geographical areas that can use a significant supply of sunlight throughout the year. This will enable us to market our products in these countries as well and not be limited to difficult climate countries only.

As a part of an on-going process, we have been making an effort to make our products both easier and cheaper to manufacture and use. Technical improvements have been made so the reliability of the machines is now higher than ever. Our success, as well as our future operational and developmental requirements, will depend upon numerous factors, including:

-    The  progress  of  our  research  activities;

-    The  number  and  scope  of  our  research  programs;

- The establishment of additional beta site farms in other key markets apart from Singapore, such as in Europe and North America;

-    The  progress  of  our  development  activities;

- The costs involved in prosecuting and enforcing patent claims and other intellectual property rights; and

-    The  costs  and  timing  of  regulatory  approvals.

DISTRIBUTION  AND  MARKETING  AGREEMENTS

Agency  Agreement  with  A.T.A.  Nehar  Hayarden  LTD

In December 2002, we entered into an Agency Agreement with A.T.A. Nehar Hayarden LTD., a company that is 33.3% owned by OrganiTech. The agency agreement grants Nehar Hayarden with the exclusive rights to sell our machines in Israel. A.T.A. Nehar Hayarden had signed an agreement for the supplying of one Growtech 2500 machine in Eilat, Israel, which was already produced and installed.

Marketing  Agreement  with  Agronaut  PTE  Ltd.

On August 27 2002, we signed a Marketing Agreement with Agronaut PTE Ltd., a Singaporean Corporation, based on the following principles:

1. We granted Agronaut the exclusive marketing rights for our systems in limited geographic areas, to be renewed on success basis, annually.
2. We will issue Agronaut 800,000 shares as a consideration for Agroaut's expenditures on marketing and business development.
3.   Agronaut  will  dedicate  its  resources  to the marketing of our products.

On  May  14,  2003,  we  issued  shares  to  the  following  companies:

- 800,000 shares of common stock, valued at U.S.$1 per share were issued to Agronaut PTE Ltd, for their marketing and distribution expenses.

- 30,000 shares of common stock, valued at U.S.$1 per share were issued to MC Services for public relations and investor relations services provided to us in 2001 and 2002.

- 18,000 shares of common stock, valued at U.S.$1 per share were issued MBI International LLC, for finance and business consulting services that were provided to us in 2002.

Agreement  with  Ocean  Culture  Ltd

On December 31, 2002, we and Ocean Culture Ltd., a company controlled by Lior Hessel, our President, entered into an agreement whereby we will develop a prototype of the GrowTECH platform for Ocean Culture for consideration of U.S.$15,000 in cash and U.S.$35,000 to be paid by the issuance of 15,272 shares of Ocean Culture, which equals, 18% of the outstanding share capital of Ocean Culture.

As of the date of this report, we have received U.S.$5,000 down payment by Ocean Culture Ltd.

Memorandum  of  Understanding  with  Netafim  (A.C.S)  Ltd

On July 17, 2003, we and OrganiTech Ltd.have signed a Memorandum of Understanding with Netafim (A.C.S) Ltd. a cooperative society incorporated under the laws of the State of Israel. Netafim is a worldwide company that markets and sets agricultural projects, as well as greenhouse technology and water solutions. We believe Netafim may become a contributive partner for us in terms of marketing our products and providing after-sale services.

The  Memorandum  of  Understanding  sets  forth  the  following  principles:

In the First Period - (from execution of the Memorandum of Understanding to not later than December 31, 2003.)

- Netafim will finance the activities of OrganiTech Ltd. until December 31, 2003 in the amount of U.S.$100,000 according to an agreed-upon business plan, detailed working plan and budget. This money will be used only for our operations and will not serve to pay any of our debts or liabilities.

- Upon execution of the Memorandum of Understanding and until December 31, 2003, Netafim will also provide services as described in the Memorandum of Understanding to us at an agreed upon cost based on fair market value to be determined in accordance with Netafim's prices to other Netafim's affiliates.

- In consideration for money paid by Netafim as well as the cost of the services provided by Netafim, OrganiTECH Ltd. shall issue shares to Netafim, at a price per share based on the post-money valuation of U.S.$1,176,471, the Share Price, by not later than December 31, 2003, First Period Shares.

- Netafim will have full-ratchet anti-dilution protection if OrganiTECH Ltd.will issue any shares or convertible securities at a price lower than the Share Price.

- In the event that Netafim chooses to terminate the Memorandum of Understanding pursuant to the provisions set forth in the Memorandum of Understanding, any and all Netafim's Capital as well as services invested in us up to such termination event shall be considered to constitute a loan to be returned by OrganiTech Ltd. to Netafim. Such loan shall be repaid to Netafim in 6 monthly equal installments, the first of which shall be paid within 30 days from the date of the Memorandum of Understanding termination, and shall be linked to the U.S. dollar and bear interest at an annual rate of 5%.

In the Second Period - which runs from end of First Period and until holding by Netafim of 51% of OrganiTech Ltd.'s issued and outstanding shares.

- AT THE ELECTION OF NETAFIM, ORGANITECH LTD. SHALL ISSUE SHARES TO NETAFIM SUCH THAT AFTER SUCH TRANSFER OR ISSUE RESPECTIVELY, TOGETHER WITH THE SHARES RECEIVED OR ISSUED IN THE FIRST PERIOD, NETAFIM SHALL HOLD 51% OF THE ISSUED AND OUTSTANDING SHARES OF ORGANITECH LTD., ON A FULLY DILUTED BASIS, ALL SUBJECT TO THE PROVISIONS SET FORTH IN THE MEMORANDUM OF UNDERSTANDING AND IN THE CONCLUSIVE AGREEMENT THAT IS TO BE SIGNED BY THE SIDES PRIOR TO DECEMBER 31, 2003. Netafim's right may be exercised at any time prior to December 31, 2003 at a price per share equal to the Share Price per share. The Share Price per share will be subject to anti-dilution adjustment so that the price to be paid by Netafim will not exceed the share price of the most recent investment in OrganiTech.

- The Second Period Shares will be held in escrow by Netafim's independent lawyer to secure full payment of the price, which will not bear interest. The price will not be paid in cash but rather Netafim will provide services to OrganiTech in an aggregate amount of U.S.$500,000 (not including the cost of the services provided by Netafim during the First Period) by no later than December 31, 2006, as described in the Memorandum of Understanding. Each month, the escrow agent will release a corresponding proportion of the Second Period Shares to Netafim. Notwithstanding the foregoing, Netafim will have full voting control of the Second Period Shares, as long as Netafim does not default on the supply of the services.

After exercise of Netafim's right with respect to the Second Period Shares, Netafim shall have the right to appoint a majority of the directors of OrganiTech Ltd. Netafim also committed to maintain the management and the senior personnel of OrganiTech Ltd for at least 12 months.

In the event that our operations will require funding in addition to Netafim's Capital, we and Netafim will contribute the Working Capital pro-rata to their holdings in us, and any such contribution shall constitute a shareholder's loan. A party that fails to provide its pro-rata additional contribution within 6 months and from the call date, shall have its holding of our shares diluted.

The Memorandum of Understanding is subject to termination by us of our distribution agreements with Agronaut and the Securities Purchase Agreement with BLM.

Throughout the duration of the Memorandum of Understanding, we undertake to refrain from signing any agreement and/or committing in any way with regards to any investment in OrganiTech with any third party, without the prior consent of Netafim.

Service  Agreement  with  MC  Services,  AG

On October 13, 2003, we signed a Service Agreement with MC Services, AG concerning advising and public relations services. The main terms of the agreement are as follows:

1. The initial program as detailed in the agreement will start from November 1 2003 and last for 10 months. The fee budget for these ten months will be at U.S.$. 147,500. Payments are due each two months, upfront. MC Services will receive payments for the work carried on in the last two months of 2003 before or at the latest on November 15, 2003.

2. We may choose to pay in cash or provide shares on the 15th of each second month. We should announce the chosen way of payment 10 working days prior to the predefined date of payment.

3. The first upfront payment of November 15, 2003 amounts to U.S.$ 33.500 plus a 25% premium. The number of shares to be paid amounts to 139,583 shares.

4. For the following upfront payments and in case that the 20 days average closing price of the share prior to any of this payments will be lower than US$ 0.30, the number of shares will be calculated by dividing the amount to be paid by U.S.$0.30 and this will be the "minimum share price" for these payments.

JOINT  MARKETING  AND  DEVELOPMENT  AGREEMENTS

We have entered into a number of agreements with various parties in order to obtain government-sponsored research and development grants and to further the development and marketing of our products, including the following:

ISRAELI  AGREEMENTS

In 2001, we received approval for a grant from the Chief Scientist of the Israeli Ministry of Commerce to work with the Weitzman Institute's Magneton program for the development of a breeding program for miniature tomatoes that can be adapted to the GrowTech system. The Chief Scientist agreed to fund 66% of our research and development expenses incurred for this program, subject to a maximum of U.S.$78,000. The first year of the program was successfully completed and in 2002 we received an approval from the Chief Scientist for the second year of the program with a budget of U.S.$75,000 to be sponsored by the Chief Scientist.

In 2001, we received a grant of U.S.$40,000 from the Fund for Export Encouragement of the Israeli Ministry of Industry and Trade to finance a portion of our 2001 marketing expenses. Our request for a similar grant in 2002 from the Fund for Export was denied due to a lack of funding.

In December 2002, we formed A.T.A. Jordan Valley Ltd., a new one-third owned subsidiary, along with Mr. Tzion Levy, an herb grower from the Jordan Valley, and with Ziv Electronic Systems Ltd. The new company was founded in order to handle marketing activities of our products in Israel. On December 22, 2002, we signed an exclusive agency agreement with A.T.A. Jordan Valley Ltd. that grants A.T.A. the exclusive rights to sell our products in Israel.

SOUTH-EAST  ASIAN  AGREEMENTS

In 2001, we sold two beta versions of the GrowTech system to Agronaut PTE, a Singapore company, for a purchase price of U.S. $100,000. Agronaut agreed to purchase an additional 15 GrowTech systems for the exclusive sale and distribution of the GrowTech in Singapore, provided that the GrowTech met satisfactory production levels after an experimental period. If Agronaut is not satisfied with the two initial systems, it will be released from its obligations to purchase additional machines; it will return the beta versions of the GrowTech and we will refund U.S.$75,000 to Agronaut. The sides are on going in the project.

In addition, in 2001, we received approval for financing from the Singapore-Israel Industrial Research and Development Foundation, or SIIRDF, in the maximum amount of U.S.$421,359 for the funding of the development of an updated commercial version of the GrowTech in partnership with Agronaut. SIIRDF will participate in 40% of the research and development expenses incurred up to the maximum amount of the grant. In November 2001, we received U.S.$126,000 from SIIRDF. During 2002, we received an additional U.S.$126,000 from the SIIRDF. In connection with this relationship, we, together with Agronaut, are required to pay SIIRDF royalties ranging from 1.5% to 2.5% of the sales of products developed from the grants received from SIIRDF, such amount not to exceed the total amount of grants received from SIIRDF.

In August, 2002, we entered into a further agreement with Agronaut pursuant to which Agronaut has been granted the exclusive rights to sell GrowTech systems in Singapore, Korea, Taiwan and certain other countries in South East Asia, provided that, Agronaut meets certain minimum sales commitments. The agreement is for an initial term of 6 years, to be renewed every year if Agronaut meets certain conditions set forth in the agreement. Agronaut has also committed to invest at least U.S.$800,000 in marketing efforts in the Far East, in exchange for the issuance to it of 800,000 shares of our common stock . As of the date of this filing, 800,000 shares were issued, of which 600,000 shares were already given to Agronaut due to their expenses in marketing, worth of $600,000, whereas 200,000 shares are still held by us.

We are also planning to expand our business activities to Europe and North America and are currently negotiating with third parties to establish beta site farms in these areas. A major step was taken when, on October 19, 2003 we signed a Founders Agreement with a Finish partner, for the founding of OrganiTECH Finland, a company that will be owned by 51% by us, and that will purchase from us up to 10 Growtech 2000 machines.

MARKETING

We have entered into marketing and development agreements with Agronaut and A.T.A. Jordan Valley for the distribution of the GrowTech systems in various territories.

Through the Government of Israel's Fund for Export program, we are seeking to establish potential partnerships with companies that will create additional beta farm sites for the GrowTech. We plan to enter into agreements with these new partners, similar to the agreement entered into with Argonaut, in which the new partners would agree to market and distribute the GrowTech systems.

Our direct marketing efforts with respect to the GrowTech include making sales presentations, developing brochures, exhibitions and other marketing materials and engaging in various forms of public relations.

PRINCIPAL  SUPPLIERS

During fiscal year 2002, our expenses for raw materials, equipment and expenses related to subcontractors were U.S.$199,388 which represents 29% of our gross research and development expenses. We work with several main suppliers, which can also be considered subcontractors, for raw materials. We are not dependent on one single supplier and believe that the suppliers can be easily replaced without material effect on our research and development capabilities.

We purchase our products from approximately 50 suppliers with which we have no long-term purchase commitments. During fiscal year 2002, none of our suppliers provided more than 10% of our raw materials. We have historically enjoyed a positive experience with its suppliers with respect to supplier fulfillment and retention, and we have generally not experienced difficulty in obtaining desired materials from suppliers on acceptable terms.

RESEARCH  AND  DEVELOPMENT

During fiscal years 2001-2002, we focused most of our research and development activities on developing the GrowTech and PhytoChamber products and integrating technologies of the GrowTech into new platforms. Specifically, our main goals in research and development efforts are to:

(i)  Develop  a  commercially viable cultivation platform for green leaf plants,

(ii) Continue research on the development of new platforms by migration of its existing technologies to new applications,

(iii) Improve the operational characteristics of the GrowTech and the PhytoChamber, and

(iv) Research  new  potential  markets  and  opportunities.

During fiscal year 2002, we spent U.S.$680,715 on research and development expenses, of which U.S.$312,412 was funded by a customer and governmental agencies from whom we have received grants. We believe that technologies incorporated in the GrowTech are potentially extendable to the development of a number of other potential applications. These include: cultivation of pharmaceutical plants, herbs, spices, fruits, and flowers; seedling and transplant propagation; and assisting biotechnology companies in fields such as molecular farming, transgenic engineering, nutraceutical cultivation, and phytoremediation applications.

PATENTS



We  have  the  following  patents:


Next Renewal. . .  Issue No.  Title         Country  Type    Application No.
-----------------  ---------  ------------  -------  ------  ---------------
December12,2004 .  6,243,987  Robotic Farm  U.S.A.   Patent       09/387.793
-----------------  ---------  ------------  -------  ------  ---------------
July 21, 2006 . .  6,508,033  ORGANITECH    U.S.A.   Patent       10/083.343
-----------------  ---------  ------------  -------  ------  ---------------
February 28, 2004             Robotic Farm  EUO      Patent       00959651.1
-----------------             ------------  -------  ------  ---------------
February 28, 2004             Robotic Farm  Canada   Patent        2,382,585
-----------------             ------------  -------  ------  ---------------


During fiscal year 2001, we received a United States patent for the GrowTech, which includes protection for approximately 56 claims covering a wide range of new technologies and designs developed for an automated system that provides a continuous yield of fresh agriculture produce.

On February 27, 2002, we filed a US Patent Application (No. 10/083,343) for a self contained fully automated robotic crop production facility.

On February 28, 2002, we filed its patent for a self contained fully automated robotic crop production facility in the European Patent Office (European Patent Application No. oo95965.1), as publication No. 1241927.

We are also in the process of obtaining patent protection for the GrowTech in Canada.

TRADEMARKS

In June 2002, we received a notice of allowance for the "GROWTECH" and "ORGANITECH" trademarks, from the U.S. Patent and Trademark Office. We have several other United States trademark registration applications pending for marks related to several of our products. The details of our trademarks are as follows:




Next Renewal  Issue No.  Title      Country  Type  Application No.
------------  ---------  ---------  -------  ----  --------------
May 13, 2009  2,716,199  ORGANITECH  U.S.A.  TM    76/111.683
------------  ---------  ----------  ------   --   ----------
May 13,2009.  2,716,198  GROWTECH    U.S.A.  TM    76/111.682
------------  ---------  ----------  ------   --   ----------


ROYALTY  OBLIGATIONS

During fiscal year 2001, we entered into a royalty arrangement whereby we, together with our Singaporean joint venture partner, Agronaut, are required to pay royalties to the SIIRDF in an amount ranging from 1.5% to 2.5% of sales of products developed with the grants from SIIRDF, such royalties not to exceed the total amount of grants received from SIIRDF.

Further, under several agreements entered into between 1999 and the end of 2001 with the Chief Scientist, we are required to pay royalties to the Government of Israel ranging from 3% to 5% of the sales of products developed with grants from the Chief Scientist, such royalties not to exceed the total amounts of grants received from the Chief Scientist.

We are also obligated to pay royalties to the Weitzman Institute in an amount not to exceed 5% of the sales of miniature tomato seeds, pursuant to a Memorandum of Understanding signed in September 2001.

EMPLOYEES

As of November 24, 2003, we had 9 employees, all of whom are full-time. Management believes that it has an adequate number of employees to support its current operations. We intend to hire additional employees as required, upon potential commercialization of our products and upon the receipt of additional financing.

COMPETITION

The agricultural equipment industry is a highly competitive industry. Our technologies are subject to intense competition from other agricultural equipment and technology providers, many of whom have substantially longer operating histories, larger installed client bases, greater name recognition, more experience and significantly greater financial, technical, marketing and other resources than us. Management believes that factors of productivity, reliability, price, and other unique performance characteristics of our technologies will be the principal competitive factors expected to affect future sales of our agricultural equipment technology solutions.

We believe the recent receipt of PTC as well as United States patents protection for 56 patent claims on several advanced technologies that involve the automation of the cultivation process of plants and vegetables inside the GrowTech will provide us with a strong advantage over our competitors in the United States and enable us to increase our research and development efforts of integrating the technologies of the GrowTech into new platforms. We have also filed patent applications in the European Union and Canada for the GrowTech. If patent protection is received for the GrowTech in those geographic areas, we believe such proprietary protection will increase our competitive advantage in the European Union and Canada.

TRADE  AGREEMENTS

Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development, and the International Finance Corporation. Israel is also a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences, from Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

Israel and the European Union signed a Free Trade Agreement, which became effective on July 1, 1975, that confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area. The Free Trade Area has eliminated all tariff and certain non-tariff barriers on most trade between the two countries.

On January 1, 1993, Israel and the European Free Trade Association entered into an agreement establishing a free-trade zone between Israel and the European Free Trade Association nations. In recent years, Israel has established commercial and trade relations with a number of the other nations, including Russia, the People's Republic of China, India and the nations of Eastern Europe, with which Israel had not previously had such relations.

GOVERNMENT  REGULATION

Israeli  Taxation,  Regulation  and  Investment  Programs

The following is a summary of the current tax laws and regulations of the state of Israel as it relates to Organitech Ltd. and its parent company Organitech Inc. and also includes a discussion of certain Israeli government programs benefiting Organitech Ltd.

The following discussion is not intended to be a discussion of Israeli tax consequences to us and not to our investors. If you have questions regarding your individual taxes, you should consult your own tax advisor.

 General  Tax  Structure

As applicable to Organitech Ltd. the regular corporate tax rate in Israel is 36% for undistributed earnings. However, the effective rate of tax payable by Organitech Ltd. which is qualified under the Israeli law as an "Industrial Company" and which drives income from an "Approved Enterprise" (as further discussed below) may be considerably lower.

We are also subject to income taxes in the United States for undistributed earnings and distribution of earnings to the shareholders of Organitech Inc. We use estimates in determining our provision for income taxes, deferred tax assets, related valuation allowances and deferred tax liabilities. This process involves estimating actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded on our balance sheet. Our deferred tax assets consist primarily of net operating loss carryforwards. We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is recognized if it is more likely than not that some portion of the deferred tax assets will not be recognized. We provided a full valuation allowance against our net deferred tax assets at December 31, 2001 and 2002 and September 30, 2003. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future, an adjustment to the deferred tax assets would increase income in the period such determination was made. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that could become subject to audit by tax authorities in the ordinary course of business.

Law  for  the  Encouragement  of  Industry  Taxes,  1969

Organitech Ltd. currently qualifies as Industrial Company pursuant to the Industry Encouragement Law, and as such, is qualifying for certain tax benefits, including a deduction of 12.5% per annum of the purchase price of a good-faith acquisition of a patent or of certain other intangible property rights. The tax laws and regulations dealing with the adjustment of taxable income for local inflation provide that industrial enterprises such as Organitech Ltd. can claim special rates of depreciation deductions range from 20% to 40% on a straight-line basis for industrial equipment.

Moreover, Industrial Enterprises which are Approved Enterprises can choose between (a) the special depreciation rates referred to above or (b) accelerated regular rates of depreciation applied on a straight-line basis in respect of property and equipment, generally ranging from 200%, in respect of equipment, to 400%, in respect of buildings, of the ordinary depreciation rates during the five years of service of these assets, provided that the depreciation on buildings is not exceed 20% per annum.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any government agency. Organitech Ltd may not continue to qualify, or will be able to avail itself of any benefits under the Industry Encouragement Law in the future.

Law for the Encouragement of Capital Investments, 1959 Certain of the production facilities of Organitech Ltd. have been granted the status of an Approved Enterprise under the Investment Law. The Investment Law provides that capital investments in production facilities or other eligible facilities may, upon application to the Israel Investment Center, be designated as an Approved Enterprise. Each instrument of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its sources of funds, and by its physical characteristics of the assets. The tax benefits available under any instrument of approval relate only to taxable profits attributable to the specific program and are cont ingent upon meeting the criteria set out in the instrument of approval.

Income derived from an Approved Enterprise is subject to a tax rate of 25%, rather than the regular corporate rate of 36%, for a period of seven years, commencing with the year in which the Approved Enterprise first generates taxable income. This period cannot extend beyond 12 years from the year of commencement of the Approve Enterprise operations or 14 years from the year in which approval was granted, whichever is earlier.

A company owning an Approve Enterprise which was approved after April 1, 1986 may elect to forego the entitlement to grants and to certain tax benefits otherwise available under the Investment Law, and apply for an Alternative Package of tax benefits waiver of grants in return for tax exemption for 2 years on undistributed income of the Approve Enterprise, known as Alternative Benefits.

An Approved Enterprise can be entitled to grants from the Government of Israel with respect to investments in certain production facilities located in designated areas within Israel, provided it did not elect the Alternative Benefits. Grants are available for enterprises situated in development areas and for high technology or skill-intensive enterprises in Jerusalem. The investment grant is computed depending upon the location of the enterprise, of the original cost of the fixed assets for which the Approved Enterprise status has been granted.

A company that is considered a Foreign Investors Company, or FIC, as defined by the Investment Law, which has at least 49% of its share capital owned by non-Israeli residents, who elects the Alternative Benefits; and as such is entitled to tax exemption on undistributed income is for a period limited to two to ten years, depending upon the location of the enterprises, further reductions in corporate tax rate normally applicable to Approved Enterprises and extension of the benefits period. Based upon Organitech Ltd. Approved Enterprise statues income derived from Approved Enterprise is eligible for 2 years of tax exemption and 8 years of reduced corporate tax rate of 10% in a period of ten years, commencing with the year in which the Approved Enterprise first generates taxable income. The ten-year period of benefits under the Investment Law cannot extend beyond 12 years from the year of commencement of the Approved Enterprise operations or 14 years from the year in which approval was granted, whichever is earlier. Unless extended, FIC benefits are granted to enterprises seeking approval not later than December 31, 2003. Organitech Ltd. may not continue to qualify as an FIC in the future and benefits may not be granted in the future.

In the event that Organitech Ltd. will operate under more than one approval for Approved Enterprise, or that the capital investments are partly approved, known as a Mixed Enterprise, the effective corporate tax rate will be the result of a weighted combination of the various applicable rates of the Approved Plans.

Upon distribution of exempt income drived from Approved Enterprise, the distributing company will be subject to corporate tax at the rate ordinarily applicable to the Approved Enterprise's income.

Dividends paid out of income derived by Approved Enterprise are generally subject to withholdings tax at a rate of 15%, which is withheld and paid by the company paying the dividend, if such dividends are paid during the benefits period or at any time up to 12 years thereafter. The 12-year limitation does not apply to a FIC.

The tax benefits available to an Approved Enterprise relate only to taxable income attributable to that specific enterprise and are contingent upon the fulfillment of the conditions stipulated by the Investment Law, the regulations published there under and the instrument of approval for the specific investment in the Approved Enterprise. In the event of the failure of Organitech Ltd. to comply with these conditions, the tax and the other benefits could be rescinded in whole or in part, and Organitech Ltd. might be required to refund the amount of the canceled benefits, with the addition of CPI linkage differences and interest. Organitech Ltd. believes that its Approved Enterprise has substantially complied with all such conditions.

Taxation  Under  Inflationary  Conditions

The Income Tax Inflationary Adjustments Law, 1985 is intended to neutralize the erosion of capital investments in business and to prevent tax benefits resulting from deduction of inflationary expenses. This law applies a supplementary set of inflationary adjustments to the nominal taxable profits computed under regular historical cost principles. The Inflationary Adjustments Law introduced a special tax adjustment for the preservation of equity based on changes in the CPI, whereby certain corporate assets are classified broadly into fixed inflation-resistant assets and non-fixed assets. Where shareholders' equity, as defined in the Inflationary Adjustments Law, exceeds the depreciated cost of fixed assets as defined in the Inflationary Adjustment Law, a tax deduction which takes into account the effect of the annual rate of inflation on such excess is allowed up to a ceiling of 70% of taxable income for companies in any single year, the unused portion carried forward on a linked basis, without limit. If the depreciated cost of such fixed assets exceeds shareholders' equity, then such excess, multiplied by the annual inflation rate, is added to taxable income. In addition, subject to certain limitations, depreciation of fixed assets and losses carried forward are adjusted for inflation on the basis of changes in the CPI.

Pursuant to the Inflationary Adjustment Law under which law Organitech Ltd. is subject, results for tax purposes are measured in real terms in accordance with the change in the CPI.

INCOME  TAXES  ON  DIVIDENDS  DISTRIBUTED  BY  ORGANITECH  LTD.

Dividends distributed by an Israeli company to non-Israeli residents are subject to a 25% tax to be withheld at source or 15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise, unless a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the United States is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of Organitech Ltd during Organitech Ltd's taxable year preceding the distribution of the dividend and the portion of Organitech Ltd's taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will still be subject to a 15% dividend withholding tax. The withheld tax is the final tax in Israel on dividends paid to non-residents who do not conduct a business in Israel. A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

CAPITAL  GAINS  AND  INCOME  TAXES  APPLICABLE  TO  NON-ISRAELI  SHAREHOLDERS

Israeli law generally imposes a capital gains tax on the sale of securities and any other capital asset. The basic capital gains tax rate applicable to corporations effective until December 31, 2002 had been 36%, and the maximum tax rate for individuals had been 50%. Effective January 1, 2003, the capital gains tax rate imposed upon sale of capital assets acquired after that date has been reduced to 25%; capital gains accrued from assets acquired before that date are subject to a blended tax rate based on the relative periods of time before and after that date that the asset was held. In addition, if the ordinary shares are traded on the Tel Aviv Stock Exchange or listed on a stock exchange recognized by the Israeli Ministry of Finance, gains on the sale of ordinary shares held by non-Israeli tax resident investors will generally be exempt from Israeli capital gains tax. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income. The U.S.-Israeli Tax Treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. Certain other tax treaties to which Israel is a party also grant exemptions from Israeli capital gains taxes.

Grants and Participation

Under  the  Law  for  the  Encouragement of Industrial Research and Development,
1984, research and development programs approved by a research committee appointed by the Israeli Government are eligible for grants against payment of royalties from the sale of products developed in accordance with the Program. Regulations set under the Research Law generally provide for the payment of royalties to the Office of the Chief Scientist of 3.5% - 5% on sales of products developed as a result of a research project so funded until 100% of the dollar-linked grant is repaid. Royalties payable with respect to grants received under programs approved by the Office of the Chief Scientist after January 1, 1999, are subject to interest on the U.S. dollar-linked value of the total grants received at the annual rate of LIBOR applicable to U.S. dollar deposits. The Research Law requires that the manufacture of any product developed as a result of research and development funded by the Israeli Government take place in Israel. It also provides that know-how from the research may not be transferred to third parties without the approval of the Israeli Office of the Chief Scientist in the Ministry of Industry and Trade. As of September 30, 2003, the aggregated amount of grants received by Organitch Ltd.from the OCS, was approximately U.S.$400,000. Royalties that we owe to the OCS stand at approximately $6,000.

Recent Israeli Tax Reform Legislation

In July 2002, the Israeli Parliament approved a law enacting extensive changes to Israel's tax law generally effective January 1, 2003. Among the key provisions of the Tax Reform Legislation are (i) changes which may result in the imposition of taxes on dividends received by an Israeli company from its foreign subsidiaries; and (ii) the introduction of the "controlled foreign corporation" concept according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income such as interest, dividends, royalties, rental income or capital gains. An Israeli company that is subject to Israeli taxes on the income of its non-Israeli subsidiaries will receive a credit for income taxes paid by the subsidiary in its country of residence.

CONDITIONS  IN  ISRAEL

Organitech Ltd. is incorporated under the laws of Israel. Our offices and product development and manufacturing facilities are located in Israel. As a consequence, we are directly affected by political, economic and military conditions in Israel. Our operations would be substantially impaired if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed.

Political  and  Economic  Conditions

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. A peace agreement between Israel and Egypt was signed in 1979. However, economic relations have been limited. Since 1993, a joint Israeli - Palestinian Declaration of Principles and several agreements between Israel and Palestinian representatives have been signed outlining interim self-government arrangements. Israel has since transferred the civil administration of the Gaza Strip and several major towns and villages in the West Bank to the Palestinian Authority. In addition, Israel and several other Arab States announced their intention to establish trade and other relations and are discussing certain projects. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. There is substantial uncertainty with regard to how the "peace process" will develop or what effect it may have on us. Furthermore, full diplomatic ties between Israel and Jordan were created following a peace treaty signed in 1994. the treaty expressed a mutual desire for full economic cooperation, the lifting of economic barriers and to strive towards the lifting of any economic boycotts by third parties.

Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, certain countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that the boycott has had a material adverse effect on us, but it is possible that restrictive laws, policies or practices directed towards Israel or Israeli businesses may have an adverse impact on our business or financial condition in the future. Some of our employees are obligated to perform annual reserve duty in the Israel Defense Forces and may, at any time, be called for active military duty. While we have operated effectively under those and similar requirements in the past, no assessment can be made of the full impact of such requirements on us in the future, particularly if emergency circumstances occur.

Israel's economy has been subject to many destabilizing factors including a period of high inflation in the early to mid-1980s. It has also been subject to low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Government of Israel has intervened in several sectors of the economy, employing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, as well as prices and foreign currency exchange rates. In 1998, the Israeli currency control regulations were liberalized dramatically. As a result, Israeli citizens can generally freely purchase and sell Israeli currency and assets. The Government of Israel has periodically changed its policies in these areas. There are currently no Israeli currency control restrictions on remittances of dividends on ordinary shares or proceeds from the sale of ordinary shares; however, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

The costs of our operations in Israel are generally incurred in New Israeli Shekels, or NIS. If the inflation rate in Israel exceeds the rate of devaluation of the NIS against the US Dollar in any period, the costs of our Israeli operations, as measured in US Dollars, could increase. Israel's economy has, at various times in the past, experienced high rates of inflation. Like many Israeli companies, Organitech Ltd receives grants and tax benefits from the Israeli Government. We also participate in programs sponsored by the Israeli Government. The reduction or termination of any such grants, programs or tax benefits, especially those benefits available as a result of the "Approved Enterprise" status of certain facilities in Israel, could have a materially adverse effect on future investments by us in Israel.

                             DESCRIPTION OF PROPERTY
                             -----------------------

We currently utilize, as an interim executive office, the corporate facilities of Organitech. The facility, which is in good condition, serves as the corporate, research, and manufacturing facility of Organitech. Located in Yoqneam, Israel, the facility is approximately 250 square meters of office space, integration hall and laboratory space, and 2000 square meters of yard space. We have a 3 years lease of this property that will end on June 1, 2006 at a rate of $1,450 per month. We have spent nearly $50,000 in renovating the new facility in Yoqneam, as well as in adjusting it to our needs.

                                   MANAGEMENT
                                   ----------

DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS

Our executive officers and directors and their ages as of the date of this prospectus are as follows:

     Name                         Age     Position
     ----                         ---     --------
Lior  Hessel                      35      Chief Executive Officer, President
                                          and  Director
Doron  Shachar                    35      Secretary and Acting Chief Financial
                                          Officer
Arie  Keidan                      56      Director
Samuel  Hessel                    56      Director
Ohad  Hessel                      33      Director
Dr.  Mark  Friedman               45      Director


Lior  Hessel  and  Ohad  Hessel  are  brothers  and  the  sons of Samuel Hessel.

Biographies  of  executive  officers  and  directors

Mr. Lior Hessel. Since February 26, 2001, Mr. Hessel has served as our Chief Executive Officer and from July 1999 has served as the President of Organitech. Mr. Hessel has been our director since January 2001 and has served as a director of Organitech since its foundation. He is a graduate of the Agricultural Engineering Department of the Technion, The Israel Institute of Technology, and holds degrees in both Mechanical Engineering and Business Management. Mr. Hessel has more than 7 years experience in the technology development sector with a strong background in robotics. Mr. Hessel began his professional career as a Product Engineer at the semiconductor equipment provider Kulicke & Soffa . From 1995 to 1998, Mr. Hessel was a Research and Development Team Manager at Jordan Valley Applied Radiation.

Mr Arie Keidan. Mr. Keidan has been a member of our Board of Directors since August 2002. Mr. Keidan has more than 30 years of experience in the banking and finance management in Israel. Mr. Keidan was the Finance Officer of American-Israel Paper Mills Ltd., throughout the 1970's, a manager of real estate investments for Migdal Insurance Company, and Bank Leumi Leisrael, and recently a manager of all real estate development of Shikun Vebinui, a major Israeli company.

Mr. Samuel Hessel. Mr. Hessel has been a member of our Board of Directors since January 2001. Mr. Hessel has more than 30 years of experience in technology development, product marketing and administrative management in Israel and abroad. For the past 8 years, Mr. Hessel has been a consultant for Metal-Tek and other industrial high technology companies where his duties have included international marketing, quality management systems, environmental management systems and materials technology. Mr. Hessel started his career as a Chief
Metallurgist  and  Technical  Manager  in  Iscar,  Israel  30  years  ago.

Mr. Ohad Hessel. Mr. Hessel had been our Vice President of Operations and has been our director since January 2001. Mr. Hessel earned a degree in industrial management engineering from ORT College in Israel and has completed additional studies in international executive management both in the United States and Israel. From 1993 to 1999, Mr. Hessel served as Executive Vice President of the Northern Region for D.G. Pizza. On April 30th 2003, Mr. Hessel has finished his job as V.P. of Operations in OrganiTECH.

Mr. Doron Shachar, Adv. Mr. Shachar has been our secretary since June 2002, and is the Acting Chief Financial Officer from July 2002. Prior to joining us, Mr. Shachar had been working as a lawyer in two major law firms in Haifa, for a total of almost five years. Mr. Shachar has been a lecturer for law students and practicing postgraduates for four years both in labor law and in professional ethics. Mr. Shachar holds a Law degree from Tel Aviv University, and is graduated his MBA studies in the University of Haifa.

ELECTION  OF  DIRECTORS

We  elect  our  directors  each  year.

EMPLOYMENT  AGREEMENTS  WITH  KEY  PERSONS

In November 1999, we entered into an employment agreement with Lior Hessel, our President, which provides for an initial annual base salary of approximately U.S.$70,000, which is subject to annual adjustments as determined by the Board of Directors. In addition, the agreement provides for certain benefits, including a vehicle, manager's insurance and education fund. We may terminate this agreement upon 30 days prior notice.

In November 1999, we entered into an employment agreement with Ohad Hessel as Chief Operating Officer, which provides for an initial annual base salary of approximately U.S.$72,000, which is subject to annual adjustments as determined by the Board of Directors. In addition, the agreement provides for certain benefits, including manager's insurance and education fund, as well as the options to purchase shares. On April 30, 2003, we decided to terminate the agreement with Mr. Hessel. Ohad Hessel was also granted 463,236 stock options to purchase shares at 0.0001$ per share. Those options were granted to Mr. Hessel in the agreement dated January 9, 2001.

In May 2002, we entered into an employment agreement with Doron Shachar as the secretary and acting Chief Financial Officer. The initial annual salary of Mr. Shachar is approximately U.S.$35,000.

LIMITATIONS  ON  OFFICER  AND  DIRECTOR  LIABILITY

Our articles of incorporation provide, as permitted by governing Delaware law, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages relating to an officer's or director's position with the exception for liability (i) for breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, our by-laws provide for indemnification of directors to the full extent of the law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is unenforceable for that reason.

                             EXECUTIVE COMPENSATION
                             ----------------------

Set forth in the following table is certain information relating to the approximate remuneration we paid during the past fiscal years to our Chief Executive Officer and Chief Operating Officer. None of our other executive officers had total compensation that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

The following table presents a summary of the compensation paid to Mr. Hessel, our President, Chief Executive Officer and Director during the last three fiscal years. Except as listed below, there are no bonuses, other annual compensation, restricted stock awards or stock options/SARs or any other compensation paid to executive officers.



                                    Annual Compensation


                                          Year  Salary    Bonus   All Other Compensation
                                          ----  --------  ------  ------------------------

Lior Hessel, President, CEO and Director  2002  $ 93,173  $    0  $              12,539(1)
                                          2001  $113,584  $    0  $                   0
                                          2000  $ 91,233  $    0  $                   0
                                          ----  --------  ------  -----------------------

Ohad Hessel, Chief Operating Officer      2002  $ 80,191  $    0  $              13,226(2)
                                          2001  $101,018  $    0  $                     0
                                          2000  $ 74,539  $    0  $                     0
                                          ----  --------  ------  ------------------------


(1)     Consists  of  contributions  for  social  conditions,  and  a  pension  program.

(2)     In January 2001, we consummated an agreement with Organitech whereby we issued 7.5 million  shares  of  stock  to  the  shareholders of Organitech in exchange for all of the
outstanding  shares  of  Organitech  not  owned  by  us.   Prior  to  the  Share  Exchange
Transaction,  on  December  23, 1999, our Board of Directors approved a stock compensation arrangement  relating  to  Ohad  Hessel.  The stock options granted under that arrangement permitted  Mr.  Hessel  to purchase 6,000 ordinary shares at an exercise price of NIS 0.01 per ordinary share. The options vest ratably over a four-year period ending in March 2003.
The  options  expire  in  January  2006. As a result of the Share Exchange Transaction, in
January  2001,  Mr.  Hessel  signed an agreement according to which he received options to purchase  463,236  shares of our common stock at an exercise price of U.S.$0.001 per share of common stock rather than receiving 6,000 ordinary shares of Organitech. The options for our stock granted to Mr. Hessel are subject to the same vesting schedule as the Organitech options  that  Mr.  Hessel exchanged in connection with the Share Exchange Transaction. On
October  27 2003, our Board of Directors decided to issue the shares to Mr. Hessel, and as of  November  26,  2003,  they  were  issued  to  him.

                           RELATED PARTY TRANSACTIONS
                           --------------------------

B.L.M. N.V. - The agreements and transactions with B.L.M. N.V. are detailed in page 21 of this SB-2. As of December 29, 2003, B.L.M. N.V. currently hold 3,850,000 shares of common stock, representing 22.6% of our outstanding shares, following an investment agreement signed in June 2002, and the End of Commitments document signed in May 2003. Following the End of Commitments Agreement, we signed, on October 10 2003, an addendum with B.L.M N.V., stating that B.L.M. N.V. will have the right to purchase our shares at the price of 0.18$ per share until November 30 2003, and at the price of 0.40 $ per share in the period between December 1, 2003 until September 30, 2004.

On December 31, 2002, we and Ocean Culture Ltd., a company controlled by Lior Hessel, our President, entered into an agreement whereby we will develop a prototype of the GrowTECH platform for Ocean Culture at a consideration of U.S.$15,000 in cash and U.S.$35,000 to be paid by the issuance of 15,272 shares of Ocean Culture, consisting, following the issuance of such shares, 18% of the outstanding share capital of Ocean Culture.

Ohad Hessel - Mr. Hessel, our director and a former Vice President, was granted options to purchase 463,236 of common stock according to an agreement that was signed with him in January 2001. The shares were issued to Mr. Hessel on November 26th 2003.


                           MARKET FOR OUR COMMON STOCK
                           ---------------------------

Our common stock began trading on the Over-The-Counter Bulletin Board under the symbol "ORGT" on March 26, 2001.

The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                       Bid  Prices
                                        ----------

Period                                        Low                           High
------                                        ---                           ----
First  Quarter  2001                         $8.00                         $8.5
Second  Quarter  2001                        $2.25                         $8.00
Third  Quarter  2001                         $2.25                         $6.20
Fourth  Quarter  2001                        $0.55                         $2.25
First  Quarter  2002                         $0.23                         $1.01
Second  Quarter  2002                        $0.16                         $1.03
Third  Quarter  2002                         $0.07                         $0.51
Fourth  Quarter  2002                        $0.12                         $0.51
First  Quarter  2003                         $0.15                         $0.50
Second  Quarter  2003                        $0.18                         $0.38
Third  Quarter  2003                         $0.13                         $0.20
Fourth  Quarter  2003*                       $0.15                         $0.55


*Through  December  16,  2003

As of December 27, 2003, our common stock was held by approximately 105 stockholders of record.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 -----------------------------------------------
                                 AND MANAGEMENT
                                 --------------

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of November 26, 2003 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table who were serving as executive officers at the end of the 2002 fiscal year and (iv) all of our directors and current executive officers as a group:




                                                                                 AMOUNT AND
                                                                                 NATURE OF
                                                                                 BENEFICIAL              PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                          OWNERSHIP               OF CLASS(2)
--------------------------------------                                          --------------          ------------
Lior Hessel                                                                       3,860,288               22.7%
Ohad Hessel(3)                                                                      463,236               2.7%
Samuel Hessel                                                                             0
Doron Sachar                                                                              0
Arie Keidan                                                                               0
D.G. Pizza Ltd.
     35 Hahoresh St.
     Binyamina 30500 Israel                                                       1,544,115               9.0%
Technion Entrepreneurial Incubator Co.
     P.O. Box 212
     Nesher, 36601  Israel                                                        1,544,115               9.0%
Agronaut PTE Ltd.(3)                                                                768,000               4.5%
B.L.M N.V.(4)                                                                     3,850,000              20.3%
Arie and Anat Heller
     P.O. Box 4712
     Keysarya, 38900  Israel                                                        551,482               3.2%

All directors and current executive officers as a group (5 persons)              4,323,524                25.4%


       *     Less  than  1%  of  outstanding  shares  of  common  stock.


     (1) The address of all individual directors and executive officers is c/o Organitech USA, Inc., Yoqneam Industrial Area, P.O. Box 700, Yoqneam 20692, Israel.

     (2) There were 17,030,819 shares of common stock issued and outstanding on December 8, 2003. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on December 8, 2003, plus shares of common stock subject to options held by such person on December 8, 2003 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

     (3) Includes 200,000 shares of common stock, which are the remaining shares to be delivered by us to Agronaut under the cooperation agreement, signed with Agronaut.

     (4) Includes 1,838,179 shares of common stock (out of which 1,650,000 are held by an escrow agent) under B.L.M N.V private placement agreement and an option to purchase 46,242 shares of common stock at exercise price of U.S.$1 per share of common stock, under B.L.M N.V private placement agreement.

                              SELLING STOCKHOLDERS
                              --------------------

Based upon information available to us as of December 8, 2003, the following table sets forth the name of the selling stockholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholders will own after the sale of the registered shares, assuming all of the shares are sold. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.




                                                                                                Number of Shares
Name of                                                   Number of Shares    Number of Shares   Owned After
beneficial owner                                         Beneficially Owned   Offered            Offering(1)
--------------------------------                         ------------------  -----------------  ---------------
Dutchess Private Equities Fund, L.P. . . . . . . . . .                 -0-         5,000,000(2)              -0-
Ohad Hessel. . . . . . . . . . . . . . . . . . . . . .             463,236           463,236                 -0-
MC Services, AG. . . . . . . . . . . . . . . . . . . .             549,583           519,583             30,000-


     (1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

     (2) Consists of shares that may be issued pursuant to an Equity Line Agreement. We cannot predict the actual number of shares common stock we will issue pursuant to the Investment Agreement, in part because the volume and purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw.

                            DESCRIPTION OF SECURITIES
                            -------------------------

Common  Stock

We have authorized 80,000,000 shares of common stock, $.001 par value per share and 10,000,000 preferred shares have not been issued. As of December 9Th, 2003 there were 17,030,819 issued and outstanding shares of common stock. All shares are of the same class and have the same rights, preferences and limitations.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available there for. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.


                              PLAN OF DISTRIBUTION
                              --------------------

This prospectus relates to the resale of up to 519,583 shares of our common stock by current stockholder, MC Services, AG and 463,236 shares of our common stock held by Mr. Ohad Hessel. Additionally, Dutchess Private Equities Fund, L.P. will become a stockholder pursuant to a put right under an Investment Agreement that we have entered with Dutchess.

The  selling  stockholders  consist  of:

STOCKHOLDER                                          NUMBER  OF  SHARES
-------------------------                            -----------------
Dutchess  Private  Equities  Fund,  L.P.(2)            5,000,000(3)
MC  Services,  AG                                        519,583
Mr.  Ohad  Hessel                                        463,236
-----------------
Total  Common  Stock  Registered                       5,982,819

(1) Presented as a percentage of issued and outstanding common stock, assuming exercise in full of the put right set forth in the Investment Agreement. As of December 19, 2003 there were 17,030, 819 issued and outstanding shares of common stock.

(2) Dutchess is a private limited partnership whose business operations are conducted through its general partner, Dutchess Capital Management, LLC. Michael Novielli and Douglas H. Leighton, are Managing Members of Dutchess Capital Management, LLC, and have voting and dispositive power with respect to securities held by Dutchess Private Equities Fund, L.P.

(3) We cannot predict the actual number of shares common stock we will issue pursuant to the Investment Agreement, in part because the volume and purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw.

DUTCHESS  PRIVATE  EQUITIES  FUND,  L.P.

On  November  29,  2003,  we  entered into an Investment Agreement with Dutchess
Private Equities Fund, L.P. Pursuant to the Investment Agreement, we may, at our discretion, periodically "put to" or require Dutchess shares of our common stock. The aggregate amount that Dutchess is obligated to pay for our shares shall not exceed $5 million. For each share of common stock purchased under the Investment Agreement, Dutchess will pay 94% of the lowest three day average closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date on which we give notice to Dutchess of our intention to put such stock. Dutchess is a private limited partnership whose business operations are conducted through its general partner, Dutchess Capital Management, LLC. Our ability to put the shares under the Investment Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

The Investment Agreement provides that, following notice to Dutchess, we may put to Dutchess up to $5 million in shares of our common stock for a purchase price equal to 94% of the lowest closing bid price on the Over-the-Counter Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the U.S. market of the common stock for the 10 trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.

Subject to a variety of limitations, we may put shares pursuant to the Investment Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to put shares to Dutchess until Dutchess has paid a total of $5 million or until 36 months after the effectiveness of the accompanying Registration Statement, whichever occurs first.

We cannot predict the actual number of shares common stock we will issue pursuant to the Investment Agreement, in part because the volume and purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance.

We engaged Charleston Capital Corp. as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge, Charleston Capital Corp. has no affiliation or business relationship with Dutchess. We agreed to pay the Charleston Capital Corp. 1% of the gross proceeds from each put with an aggregate maximum of $10,000 over the term of our agreement. The Placement Agent agreement terminates when our Investment Agreement with Dutchess terminates pursuant to the terms of that Investment Agreement.

PLAN  OF  DISTRIBUTION

Our selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares from time to time

- at market prices prevailing on the OTC Bulletin Board at the time of offer and sale, or
-    at  prices  related  to  such  prevailing  market  prices,  or
-    in  negotiated  transactions,  or
-    in  a  combination  of  such  methods  of  sale.

The selling stockholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling stockholders and any broker-dealers who act in connection with the sale of their shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates. We have informed the selling stockholders that they may not:

-    engage  in any stabilization activity in connection with any of the shares;
- bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to
-    acquire  the  shares  other than as permitted under the Securities Exchange
     Act;
-    effect  any  sale  or distribution of the shares until after the prospectus
- shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

In the absence of the registration statement to which this prospectus is a part, certain of the selling stockholder would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

                                LEGAL PROCEEDINGS
                                -----------------

To our knowledge, there is no material litigation pending or threatened against us or our officers and directors in their capacities as such, nor are there any material legal or administrative proceedings to which we or our officers and directors, as such, are a party.

                              FINANCIAL STATEMENTS
                              --------------------


                              Organitech USA, Inc.
                          (A Development Stage Company)
               Condensed Consolidated Interim Financial Statements

44

                            AS OF SEPTEMBER 30, 2003
                            ------------------------

                                   (UNAUDITED)

TABLE  OF  CONTENTS
                                                                          PAGE


      Condensed Consolidated Interim Balance Sheets                       F3-F4

      Condensed Consolidated Interim Statements of operations              F5

      Condensed Consolidated Interim Statements of Cash Flows             F6-F7

      Notes to Condensed Consolidated Interim Financial Statements       F8-F19

                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
                  ---------------------------------------------





                                                     SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,
                                                        2003           2002          2002
                                                      UNAUDITED      UNAUDITED      AUDITED
                                                     -------------  -------------  -------------
                                                       U.S. $          U.S. $         U.S. $
                                                     -------------   ------------  -------------

                                          ASSETS

CURRENT ASSETS:

Cash and cash equivalents . . . . . . . . . . . . .         13,485        166,689        58,422
Bank deposit. . . . . . . . . . . . . . . . . . . .         12,452              -             -
Other accounts receivable . . . . . . . . . . . . .        149,824         88,046       213,569
Prepaid expenses. . . . . . . . . . . . . . . . . .          3,877          3,000         8,655
Raw material inventory. . . . . . . . . . . . . . .         87,389         23,334        23,334

                                                           267,027        281,069       303,980

OTHER ASSETS. . . . . . . . . . . . . . . . . . . .              -         16,880             -

INVESTMENT IN A.T.A JORDAN VALLEY LTD.. . . . . . .          7,927              -         7,927

FUNDS IN RESPECT OF EMPLOYEE RIGHTS UPON RETIREMENT         37,456         37,811        43,587

FIXED ASSETS, NET . . . . . . . . . . . . . . . . .        162,919        130,162       142,221

                                                           475,329        465,922       497,715





THE  ACCOMPANYING  NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS.


Date  of  approval  of  the  consolidated  interim  financial  statements:  November  18,  2003

SAMUEL HESSEL                          LIOR HESSEL                     DORON SHACHAR
CHAIRMAN OF THE BOARD OF DIRECTORS     PRESIDENT AND CHIEF EXECUTIVE    SECRETARY AND ACTING CHIEF
                                       OFFICER                          EXECUTIVE OFFICER


                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
                  ---------------------------------------------






                            LIABILITES AND SHAREHOLDERS' EQUTIY (CAPITAL DEFICIENCY)

                                                          SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,
                                                               2003            2002           2002
                                                              UNAUDITED      UNAUDITED       AUDITED
                                                           -------------  --------------  --------------
                                                               U.S. $            U.S. $          U.S. $
                                                           -------------  --------------  --------------
CURRENT LIABILITIES:

Banks credit and Current maturity of
long-term loan . . . . . . . . . . . . . . . . . . . . .         61,203               -         19,022
Trade accounts payable . . . . . . . . . . . . . . . . .        261,565          26,290        113,069
Other accounts payable and accrued
liabilities. . . . . . . . . . . . . . . . . . . . . . .        225,912         219,381        142,071
Deferred revenue . . . . . . . . . . . . . . . . . . . .        135,000         135,000        135,000

                                                                683,680         380,671        409,162

LONG-TERM LOAN . . . . . . . . . . . . . . . . . . . . .         19,561               -         37,451

LIABILITY IN RESPECT OF  EMPLOYEE
 RIGHTS UPON RETIREMENT. . . . . . . . . . . . . . . . .         93,162          56,056         94,263

CONTINGENCY AND COMMITMENTS (NOTE 5)

                                    SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

Preferred shares U.S.$0.10 par
 value, authorized -10,000,000
 shares as of September 30, 2003 and
2002 and December 31, 2002. . . . . . . . . . . . . . .              -               -              -
Common shares of U.S.$0.001 par
value, authorized - 80,000,000
 shares, issued and outstanding -
14,398,000 as of September 30,
 2003, 11,000,000 as of September
 30, 2002 and 11,275,000 as of
December 31, 2002. . . . . . . . . . . . . . . . . . . .         14,498          11,100         11,375
Additional paid in capital . . . . . . . . . . . . . . .      5,121,621       3,498,017      4,116,227
Deferred stock-based compensation. . . . . . . . . . . .              -         464,907         (7,208)
Accumulated deficit during the
 development stage . . . . . . . . . . . . . . . . . . .     (5,457,193)     (3,944,829)    (4,163,555)

TOTAL SHAREHOLDERS' EQUITY (CAPITAL
DEFICIENCY). . . . . . . . . . . . . . . . . . . . . . .       (321,074)         29,195        (43,161)

                                                                475,329         465,922        497,715



THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART  OF  THE  CONSOLIDATED  INTERIM FINANCIAL STATEMENTS.

                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS





                                                                                                      AMOUNTS
                                                                                                      ACCUMULATED
                                NINE MONTHS ENDED              THREE MONTHS ENDED        YEAR ENDED   DURING THE
                                  SEPTEMBER 30,                    SEPTEMBER 30,         DECEMBER     DEVELOPMENT
                            2003                2002             2003        2002        31, 2002     STAGE
                           -----------        ----------      ----------   ----------    ----------   --------
                                     UNAUDITED                        UNAUDITED          AUDITED      UNAUDITED
                                        U.S. $                          U.S. $            U.S. $        U.S. $
                           -----------        ----------      ----------   ----------    ----------   --------

Revenue from
sales of
PhytoChamber . . .                  -                   -             -           -            -     32,620

Cost of sales. . .                  -                   -             -           -            -     20,567

GROSS PROFIT . . .                  -                   -             -           -            -     12,053

Research and
development
expenses, net. . .            271,948             331,085        89,622     132,574      368,303  2,766,418

Selling and
marketing
expenses . . . . .            624,843              35,875        10,446      18,019       99,997    870,256

General and
administrative
expenses . . . . .            387,550             382,695       113,347      77,375      457,122  1,797,548

OPERATING LOSS . .          1,284,341             749,655       213,415     227,968      925,422  5,422,169

Financing
expenses
(income), net. . .              9,297                (476)        2,345      (5,759)      30,483      3,024

Other
expenses, net. . .                  -                   -             -           -       12,000     32,000

LOSS BEFORE
INCOME TAX . . . .          1,293,638             749,179       215,760     222,209      967,905  5,457,193

Income tax . . . .                  -                   -             -           -            -          -

NET LOSS . . . . .          1,293,638             749,179       215,760     222,209      967,905  5,457,193

BASIC AND DILUTED
 NET LOSS
PER COMMON
SHARE
(NOTE 3) . . . . .              0.104               0.068         0.015       0.020         0.09

WEIGHTED AVERAGE
 NUMBER OF
COMMON SHARES
OUTSTANDING USED
 IN BASIC AND
DILUTED LOSS PER
SHARE CALCULATION.         12,320,730          11,000,000    13,567,146  11,000,000   11,034,375


THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART  OF  THE  CONSOLIDATED  INTERIM  FINANCIAL  STATEMENTS

                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
             -------------------------------------------------------





                                                                                               AMOUNTS
                                                                                               ACCUMULATED
                                                     NINE MONTHS ENDED            YEAR ENDED    DURING THE
                                                        SEPTEMBER 30,             DECEMBER 31,  DEVELOPMENT
                                                    2003           2002           2002          STAGE
                                                UNAUDITED            AUDITED                   UNAUDITED
                                             -----------------  --------------   ------------  -----------
                                                  U.S. $            U.S. $           U.S. $         U.S. $
                                             -----------------  --------------   ------------  -----------

CASH FLOWS USED IN OPERATING ACTIVITIES:

Net loss for the period . . . . . . . . . .         (1,293,638)      (749,179)     (967,905)  (5,457,193)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET
CASH USED IN OPERATING ACTIVITIES:

Amortization of deferred stock-based
 compensation . . . . . . . . . . . . . . .              7,208         38,578        47,948      481,485
Depreciation. . . . . . . . . . . . . . . .             23,721         18,317        26,711       82,426
Liability for employee rights upon
retirement. . . . . . . . . . . . . . . . .             (1,101)        (6,535)       30,031       93,162
Amounts assigned to issuance of warrants
to service providers. . . . . . . . . . . .             82,554              -         2,116       84,670
Issuance of shares in non-cash transactions
- Annex A . . . . . . . . . . . . . . . . .            652,000              -             -      652,000

CHANGES IN ASSETS AND LIABILITIES:

Decrease (Increase) in other accounts
receivable. . . . . . . . . . . . . . . . .             63,745        (16,881)     (142,404)    (149,824)
Decrease (Increase) in prepaid expenses . .              4,778         33,852        28,197       (3,877)
Increase in raw material inventory. . . . .            (64,055)       (11,526)      (11,526)     (87,389)
Increase (Decrease) in trade accounts
payable . . . . . . . . . . . . . . . . . .            148,496       (109,495)      (22,716)     261,565
Increase in other accounts payable. . . . .             84,224         96,058        16,759      225,792
Increase in deferred income . . . . . . . .                  -              -             -      135,000

TOTAL ADJUSTMENTS . . . . . . . . . . . . .          1,001,570         42,368       (24,884)   1,775,010

NET CASH USED IN OPERATING ACTIVITIES . . .           (292,068)      (706,811)     (992,789)  (3,682,183)

CASH FLOWS FROM INVESTING ACTIVITIES :

Decrease (Increase) in funds in respect of
employee rights upon retirement . . . . . .              6,131              -        (4,135)     (37,456)
(Increase) decrease in short-term bank
deposit . . . . . . . . . . . . . . . . . .            (12,452)       196,551       196,551      (12,452)
Investment in fixed assets. . . . . . . . .            (44,419)       (43,380)      (63,833)    (245,345)
Realization of other assets . . . . . . . .                  -              -        16,880            -
Investment in A.T.A Jordan Valley Ltd.. . .                  -              -        (7,927)      (7,927)
NET CASH (USED IN)  PROVIDED BY INVESTING
ACTIVITIES. . . . . . . . . . . . . . . . .            (50,740)       153,171       137,536     (303,180)
                                             ------------------  -------------  ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES :

Increase in Banks credit. . . . . . . . . .             39,231              -             -       39,231
Long-term loan. . . . . . . . . . . . . . .            (14,940)             -        56,473       41,533
Proceeds for future share issuance, net . .             50,700              -       134,884       50,700
Proceeds from issuance of shares,
net of issuance expenses. . . . . . . . . .            223,263        100,000       100,000    3,867,264

NET CASH PROVIDED BY FINANCING ACTIVITIES .            298,254        100,000       291,357    3,998,728


THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART  OF  THE  CONSOLIDATED  INTERIM  FINANCIAL  STATEMENTS

                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
             CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
             -------------------------------------------------------






                                                                                                         AMOUNTS
                                                                                                         ACCUMULATED
                                                           NINE MONTHS ENDED               YEAR ENDED     DURING THE
                                                              SEPTEMBER 30,                DECEMBER 31,   DEVELOPMENT
                                                        2003                2002           2002           STAGE
                                                               UNAUDITED                   AUDITED        UNAUDITED
                                           -----------------         ------------------  --------------  -----------
                                                 U.S. $                    U.S. $           U.S. $         U.S. $
                                           -----------------         ------------------  --------------  -----------

Net cash used in operating activities . .           (292,068)                 (706,811)     (992,789)  (3,682,183)

Net cash (used in) provided by
investing activities. . . . . . . . . . .            (50,740)                  153,171       137,536     (303,180)

Net cash provided by financing
activities. . . . . . . . . . . . . . . .            298,254                   100,000       291,357    3,998,728

Effect of exchange rate changes on
cash. . . . . . . . . . . . . . . . . . .               (383)                        -         1,989          120

NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS . . . . . . . . . . . .            (44,937)                 (453,640)     (561,907)      13,485

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD . . . . . . . . . . .             58,422                   620,329       620,329            -

CASH AND CASH EQUIVALENTS AT END OF
PERIOD. . . . . . . . . . . . . . . . . .             13,485                   166,689        58,422       13,485

ANNEX A - SUPPLEMENTARY DISCLOSURE
 OF NON-CASH TRANSACTIONS

During the reporting period, the
Company issued shares in exchange for
liabilities to shareholders and services rendered by third party as follows:

Management fees - see Note 4 A. . . . . .             52,000                    52,000
Marketing and distribution expenses -
see Note 5B(2). . . . . . . . . . . . . .            600,000                   600,000

                                                     652,000                   652,000

SUPPLEMENTARY DISCLOSURE OF CASH
FLOW INFORMATION:

 Interest received, net . . . . . . . . .                720                     1,632         1,822

Income tax paid, net. . . . . . . . . . .                  -                    (1,357)       (2,491)





THE  ACCOMPANYING  NOTES  ARE  AN  INTEGRAL  PART  OF  THE  CONSOLIDATED  INTERIM  FINANCIAL  STATEMENTS

                              ORGANITECH USA, INC.
                          (A DEVELOPMENT STAGE COMPANY)
     NOTES TO CONDENSED UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
     ----------------------------------------------------------------------



NOTE  1  -     DESCRIPTION  OF  BUSINESS

          Organitech USA, Inc. (the "Company") (formerly "Incubate This! Inc."), organized under the laws of the state of Delaware, is presently and primarily engaged through its wholly owned subsidiary company Organitech Ltd. ("Organitech Ltd."), a company organized under the laws of Israel, in the development of technologies, platforms, and applied engineering solutions that cost effectively and completely automate the method by which many foods, plants, and extracts are cultivated. Since its formation, Organitech Ltd. has been developing its first proprietary solution, the GrowTECH 2000 (TM), which is a low input-high output, self-contained, portable, robotic, sustainable agricultural platform designed to automatically seed, transplant and harvest commercial quantities of hydroponics, pesticide free, green leaf vegetables.

     A. Another engineering solution developed by Organitech Ltd. is a commercial, new, highly portable, reliable, cost-effective, and versatile turnkey growth chamber solution known as PhytoChamber.

          In January 2001, the Company consummated an agreement with Organitech Ltd., whereby the Company issued 7.5 million shares of common stock to the shareholders of Organitech Ltd. in exchange for all of the outstanding ordinary shares of Organitech Ltd. not already owned by the Company.

    B. The 7.5 million shares of common stock issued by the Company to the selling shareholders represented 67.57% of the voting common stock of the Company. Accordingly, this business combination is considered to be a reverse acquisition. As such, for accounting purposes Organitech Ltd. is considered to be the acquirer while the Company is considered to be the acquiree.

     C. The Company has not generated material revenues from sales of the GrowTECH 2000 platform, and has incurred losses from operations at the amount of U.S$ 1,293,638, U.S.$ 749,179, U.S.$ 967,905 and U.S.$ 5,457,193 for the nine
-month periods ended September 30, 2003 and 2002, for the year ended December 31, 2002 and for the period from July 4, 1999 (inception) to September 30, 2003, respectively.

          The Company does not have sufficient cash to satisfy its operational and developmental requirements over the next 12 months which raise substantial doubt about its ability to continue as a going concern.

          The continuation of the Company's operations as a "going concern" is dependant upon its ability to invest the required resources in completion of the research and development, the quality of its technologies, future market, selling the GrowTECH 2000 and GrowTECH 2500 platform and the continued financial support of its shareholders or on obtaining additional external sources of financing, in order to secure the continuity its operations.

NOTE  2  -     BASIS  OF  PRESENTATION

     A. The accompanying unaudited interim consolidated financial statements as of September 30, 2003 and for the three month period then ended ("the Interim Financial Statements") were prepared in a condensed form in accordance with the instructions for Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial condition, results of operations, cash flows and all the data and notes which are required when preparing annual financial statements, in conformity with generally accepted accounting principles

     B. The accounting principles used in the presentation of Interim Financial Statements are consistent with those principles used in the presentation of the latest annual financial statements. All significant accounting policies have been applied consistently with year ended December 31, 2002.

     C. The preparation of Interim Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the Interim Financial Statements have been included. The results of operations for the nine-month period ended September 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The Interim
Financial Statements should be read in conjunction with the Company's annual financial statements as of December 31, 2002 and for the year then ended and the accompanying notes thereto.

NOTE  3  -     LOSS  PER  SHARE

     Basic and diluted loss per ordinary share is presented in conformity with SFAS No.128, "Earnings Per Share" for all periods presented. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the effect of common shares issued upon exercise of stock options. However, all outstanding stock options have been excluded from the calculation of the diluted loss per ordinary share because all such securities are anti-dilutive for each of the periods presented.

NOTE  4  -     PRIVATE  PLACEMENT  AND  EQUITY  AGREEMENTS

     A. On June 16, 2002, the Company entered into a private placement agreement with third party ("investor"), with respect to the issuance of 5,500,000 shares of common stock, at a price of U.S.$. 0.363 per share, and granting to the investor option to purchase 188,179 shares of common stock at an exercise price of U.S.$ 0.0001 per share; and 46,242 shares of common stock at an exercise price of U.S.$ 1 per share; represent after giving effect to their issuance 33.1/3 % of the Company's outstanding share capital on a fully diluted basis.
          On June 16, 2002, the Company and the investor, signed on amended schedule to the private placement agreement, whereby:

(1) The aggregate proceed of U.S.$ 2 million shall be paid to the Company by the investor over a period of 25 months, commencing August 2002.
(2) The Company shall issue to the investor shares of common stock on a pro-rata basis upon actual payments of the proceeds.
(3) "Vote together" agreement was signed between the investor and the Company's president and shareholder of approximately 35% of the Company's share capital.
(4) The investor will be entitled to be represented by a director in the Company's Board of Directors.
(5) The investor will be entitled to management fees equivalent to the salary cost of the Company's CEO - approximately U.S$ 8,000 per month.

     On October 8, 2002 the Company delivered to an escrow agent 5,500,000 shares of the common stock to be registered on the name of the investor to be transferred to the investor based upon actual payment of their purchase price.

     On May 27, 2003, the Company and the investor signed an "End of Commitments Agreement", whereby:

(1) For the amount of U.S.$ 225,000 that was paid by the investor, the Company agreed to instruct the escrow agent to transfer to the investor a total of 618,812 shares of common stock, out of the 5,500,000 shares held by the escrow agent, representing an applicable purchase price of U.S.$0.3636 per share.
(2) For management services and other payments made by the investor on behalf of the Company equal to U.S.$ 143,000, the Company agreed to instruct the escrow agent to transfer to the investor a total of 794,444 shares of common stock, out of the 5,500,000 shares held by the escrow agent, representing an applicable purchase price of U.S.$. 0.18 per share.
(3) The investor agreed to exercise the option to purchase 188,179 shares of common stock at an exercise price of U.S.$ 0.0001 per share, and the Company agreed to instruct the escrow agent to transfer to the investor a total of 188,179 shares of common stock, out of the 5,500,000 shares held by the escrow agent.
(4) The option to purchase 46,242 shares of common stock at an exercise price of U.S.$ 1 per share will remain outstanding.
(5) The investor reserve the right to invest in the Company, based on agreed upon price per share of common stock as follows:

     (a) U.S.$ 0.18 for investments that will be made prior to November 30, 2003.
     (b) U.S.$ 0.40 for investments that will be made on December 1, 2003 through December 31, 2003.

(6) The Company shall have the right to terminate the agreement with the investor for any reason whit prior written notice of 10 days.
(7) The investor will be entitled to management fees equivalent to a cost of U.S.$. 4,000 per month.
(8) All previous agreements and understanding between the Company and investor are terminated.

     As of September 30, 2003, pursuant to the End of Commitment Agreement, the Company instructed the escrow agent to transfer a total of 2,750,000 shares of common stock to the investor.

     On October 10, 2003, subsequent to the balance sheet date the investor and the Company signed an amendment to the End of Commitments Agreement that extended the dates abovementioned as follows:

     The investor reserve the right to purchase additional 2,938,179 shares based on agreed upon price per share of common stock as follows:

     (a)  U.S.$.  0.18  per share for purchases made prior to November 30, 2003.

     (b) U.S.$. 0.40 per share for purchases that will be made on December 1, 2003 Through September 30, 2004.

     On November 4, 2003 subsequent to the balance sheet date pursuant to the amended End of Commitment Agreement, to the Company instructed the escrow agent to transfer 1,100,000 shares of common stock to the investor.

     B. On July 17, 2003, the Company and its fully owned subsidiary company Organitech Ltd. ("OTI") Signed a memorandum of understanding ("MOU") with Netafim (A.C.S) Ltd. cooperative society incorporated under the laws of the State of Israel ("Netafim") which approved by the Company and OTI Board of Directors, whereby:

          At the first period - from execution of the MOU and not later than December 31, 2003.

     (1) Netafim will finance the operations of OTI until December 31, 2003 in the amount of U.S.$100,000, according to an agreed upon business plan, detailed working plan and budget (the "Netafim's Capital"). Netafim's Capital will be used only for OTI's operations and will not serve to pay any debts or liabilities of the Company.

     (2) Upon execution of the MOU and through December 31, 2003, Netafim will also provide services as described in the MOU to OTI at an agreed upon cost based on fair market value to be determined in accordance with Netafim's prices to other Netafim's affiliates.

     (3) In consideration for Netafim's Capital, as well as, the cost of the services to be provided by Netafim, OTI shall issue, no later then December 31, 2003, shares to Netafim ("First Period Shares"), at a price per share based on OTI post-money valuation of U.S.$ 1,176,471 ("Share Price"). Netafim will have full-ratchet and anti-dilution protection if OTI issues any shares or convertible securities at a price lower than the share price.

     (4) In the event that Netafim chooses to terminate the MOU pursuant to the provisions set forth in the MOU, any and all Netafim's Capital, as well as, the cost of services invested in OTI up to such termination event, shall be considered to constitute a loan linked to the U.S.$ exchange rate and bear interest at an annual rate of 5%, to be repay by OTI to Netafim on 6 monthly equal installments, the first of which shall be paid within 30 days from the date of the MOU termination.

     At the second period - from end of First Period and until Netafim holds 51% of issued and outstanding share capital of OTI.

     (1) At the election of Netafim, OTI shall issue shares to Netafim that following to such issuance, together with the shares issued in the First Period, Netafim shall hold 51% of the issued and outstanding share capital of OTI, on a fully diluted basis, ("Second Period Shares"). Netafim's said right may be exercised at any time prior to December 31, 2003 at a price per Second Period Shares equal to OTI Share Price, which will be subject to anti-dilution adjustment, so that the price to be paid equivalent to the cost of the services rendered by Netafim will not exceed OTI Share Price of the most recent investment in OTI.

     (2) The Second Period Shares will be held in escrow to be released on a monthly pro-rata basis to an aggregate amount of U.S.$ 500,000 cost of services, including the cost of the services to be provided by Netafim during the First Period, through 31 December 2006. Notwithstanding the foregoing, Netafim will have full voting control of the Second Period Shares, as long as Netafim does not default on the supply of the services.

     Special  provisions

     (1) Following the exercise of Netafim's right with respect to the Second Period Shares, Netafim shall have the right to appoint a majority of the directors for OTI Board of Directors, management and its legal counsel.

     (2) In the event that the operations of OTI will require funding additional to Netafim's Capital ("Working Capital"), the Parties will contribute the Working Capital on a pro-rata basis of their share holdings, and such contribution shall constitute a shareholders' loan. A party that fails to provide its pro-rata additional contribution within 6 months from the call date shall have its share holding diluted.

     (3) The MOU is subject to termination of all of the distribution agreements and MOU's signed by OTI and the Company and subject to termination of the Private placement as describe in Note 4.

     (4) Throughout the duration of the MOU, the Company and OTI undertake to refrain from signing any agreement and/or committing in any way with regards to any investment in OTI with any third party, without the prior consent of Netafim.

     As of the balance sheet date Netafim has not finance any of OTI activities.


     C. On July 15, 2003, the Company and Dutchess Capital Management, LLC ("Dutchess") signed on a term sheet for equity line of credit ("Equity Line") which was approve on July 31, 2003 by the Company's Board of Directors, whereby:

          (1) Dutchess shall be committed to purchase up to U.S.$ 5,000,000 of the Company's shares of common stock ("Stock") over the course of 36 months ("Line Period"), after the date either free trading shares are deposited into an escrow account or a registration statement of the Stock has been declared effective ("Effective Date") by the U.S. Securities and Exchange Commission ("SEC").

          (2) The amount that the Company shall be entitled to withdraw from the Equity Line is equal to 200% of the averaged daily volume of the Company's share trading ("ADV") multiplied by the average of the 3 daily closing ("Best Bid") prices immediately preceding the Put Date. The ADV shall be computed of using the 10 trading days prior to the Put Date.

          (3) If the market price with respect to the Put Notice does not meet 75% of the closing Best Bid price of the Company common stock for the 10 trading days prior to the Put Date, the Company shall automatically withdraw the portion the Put Notice amount.

          (4) The Company will issue shares in respect of the exercised Equity Line base upon 94% of the lowest Company Best Bid price of the Company's share at the 5 consecutive trading days immediately after the Put Date.

          Management is of the opinion that there is no assurance that the terms and conditions of the term sheet will not be changed or that such offering will be completed.

          As of the balance sheet date the Company has not yet executed the Equity Line.

NOTE  5  -     CONTINGENCIES  AND  COMMITMENTS

     A.     ROYALTY  COMMITMENTS  UNDER  RESEARCH  AND  DEVELOPMENT  PROGRAMS

          (1) Organitech Ltd. is committed to pay royalties to the Israeli government on proceeds from the sales of products, which the Israeli government participated in their research and development by the way of grants. Under the terms of the Company's approved funding programs by the Israeli government - Office of the Chief Scientist ("OCS"), royalty payments are computed on the portion of sales from such products at a rate 3% to 5%. The commitment to the OCS is limited to the amount of the received participation.

               The terms of the OCS grants restrict Organitech Ltd's ability to manufacture products or transfer the technologies developed using these grants outside of Israel.

               As of September 30, 2003, the balance of royalty bearing grants due by the Company to the OCS is U.S. $ 472,735.

     A.     ROYALTY  COMMITMENTS  UNDER  RESEARCH  AND  DEVELOPMENT  PROGRAMS
(CONTINUED)

               In September 2001, Organitech Ltd. received an approval for Magneton Research and Development program through the OCS. Magneton program reflects a joint venture between Organitech Ltd. and the Weitzman Institute in order to develop new varieties of miniature tomatoes that can be adapted to the GrowTECH 2000 system.

               The OCS participates in 66% of the research and development expenses incurred subject to a maximum amount of approximately U.S.$ 85,000.

          (2) As of September 30, 2003, Organitech Ltd. received from the OCS a payment of U.S.$ 82,044. Organitech Ltd. is committed to pay royalties to the Weitzman Institute up to 5% on sales of products developed with the grants participation of the Magneton program.

               In November 2001, Organitech Ltd. and third party a Singaporean Company -"Agronaut", see Note 5B(2), received approval from the Singapore-Israel Industrial Research and Development ("SIIRD") for funding the development of an updated commercial version of the GrowTECH. SIIRD will participate in 40% of the research and development expenses incurred by Organitech Ltd. and Agronaut, limited to a maximum amount of U.S.$ 421,359. As of September 30, 2003 Organitech Ltd. has received U.S.$ 291,376 from SIIRD.

          (3) Organitech Ltd., and Agronaut are committed to pay royalties to SIIRD ranging from 1.5% to 2.5% on sales of products developed with the grants participation of SIIRD. The commitment for royalty payments to SIIRD is limited to the amount of received participation.

     B.     DISTRIBUTION  AGREEMENT

          (1)     IN  ISRAEL

               In February 2000, Organitech Ltd. signed a distribution agreement, whereby it granted Net Alim the exclusive right to market Organitech Ltd's GrowTECH platforms in Israel. Under the terms of the agreement, Net Alim agreed to purchase two GrowTECH platforms in consideration for U.S. $100,000. In March 2000, Organitech Ltd. received an advance payment from Net Alim in an amount of U.S.$ 60,000. In July 2000, Organitech Ltd. delivered the two GrowTECH platforms to Net Alim.
               Organitech Ltd. and Net Alim are negotiating certain claims of Net Alim concerning the GrowTECH platforms delivered and the exclusive marketing rights. Management is of the opinion, based upon its legal advisor opinion that the Company's exposure in respect of these claims would not have material adverse effect, on the Company's financial statements - see also Note 6.

          (2)     IN  ASIA  PACIFIC

               (a) On August 27, 2002, the Company and a Singaporean company ("Agronaut") singed a co-operation agreement, whereby the Company granted Agronaut exclusive rights to sell and distribute the Company's systems during 10 years within Singapore; and during 6 years within Korea, Taiwan and other countries within South East Asia, as well as, non exclusive distribution rights in the rest of Asia region. Pursuant to the co-operation agreement Agronaut is committed, in order to retain its exclusive rights, to sale at least 6% out of the total worldwide sales of the Company.

               (b) Pursuant to the co-operation agreement, the Company granted Agronaut with the option to purchase during eight months upon signing the co-operation agreement, 20 systems produced by the Company at cost price, provided that the Company complete full upgrading of 2 beta systems installed in Singapore within 2 month following signing the co-operation agreement - see (c) below.

                    Pursuant to the co-operation agreement, Agronaut will be entitled for its investment in marketing and distribution efforts during the first year of the co-operation agreement, evaluated by the parties to U.S.$ 800,000, subject to security purchase agreement to be signed by the parties, to a consideration of 800,000 shares of common stock to be issued by the Company and placed with escrow agent who will transfer such shares to Agronaut on a pro-rata quarterly basis during the first year of the co-operation agreement.

                    As of the balance sheet date the parties have not yet signed the security purchase agreement.

               (c) On May 14, 2003, the Board of Directors of the Company authorized the Company to issue 800,000 shares of common stock to Agronaut out of which 600,000 shares of common stock were transferred to Agronaut in consideration for its investment of U.S.$ 600,000 in marketing and distribution expenses pursuant to the co-operation agreement.

                    Pursuant to the co-operation agreement Agronaut was granted with option that was in effect two weeks following the date of the co-operation agreement, to purchase 3 systems of the Company for a consideration of U.S.$ 300,000, and to increase the consideration mentioned in (c) above by additional 300,000 shares of common stock of the Company.

               (d) As of the balance sheet date Agronaut did not execute this option and the financial statements do not include the effect, if any, which may result from the execution of such option.

     C. In July 2000, the Company signed a memorandum of understanding ("MOU") with Agronaut, whereby the Company committed to sell two beta version GrowTECH platforms ("GrowTECH platforms") in consideration for U.S.$ 50,000 each. The Company received an advance of U.S.$100,000 for two GrowTECH platforms, which were delivered during June 2001. The parties agreed upon the followings:

          (1) Experimental stage of the two GrowTECH platforms for six months commencing upon delivery.

          (2) Agronaut will be released from its obligations under MOU, should the GrowTECH platforms show unsatisfactory production capabilities, as agreed upon between the parties.

          (3) In the event that Agronaut is released from its obligation, the Company will return U.S.$ 75,000 to Agronaut upon respect of the two GrowTECH platforms.

          As of the balance sheet date the Company has not received the acceptance approval by Agronaut in respect of such two GrowTECH platforms.

     D. On December 1,2001, the Company and Agronaut signed an agreement to incorporate, subject to obtaining sufficient government and/or private funding, a 50-50 joint venture in Singapore with authorized share capital of 100,000 Singapore dollars to, be engaged in the Agro-Technologies field under the name of "Organitech Asia".

          On December 31, 2002, Organitech Ltd. and Ocean Culture Ltd. a Company controlled by Lior Hessel - shareholder and CEO of the Company, entered into an agreement whereby, Organitech Ltd. will develop a prototype of the GrowTECH platform for ocean culture at a consideration of U.S.$ 15,000 in cash and U.S.$ 35,000 to be paid by the issuance of 15,272 shares of Ocean Culture, consisting, following the issuance of such shares, 18% out of the outstanding issued share capital of Ocean Culture.

     E. As of the balance sheet date the Company have received U.S.$ 5,000 down payment by Ocean Culture Ltd.

     F. On July 1, 2003 the Company and Mr. Simon Zenaty ("Simon") signed a managing agreement, whereby:

               (1) Simon will dedicate all the necessary efforts needed and requested by the Company, up to a limit of an average of 100 hours per month.

               (2) the Company will compensate Simon for his efforts, as described above, by committing to pay Simon the mounts of U.S $ 4,000 per month, starting form July 2003.

               (3) Simon will have the right to ask for its remuneration in the following conditions:

                    (a) A monthly cash payments, only when the Company cash flow allow it.

                    (b) Until the Company cash flow will allow the monthly cash payments, the amounts will be accumulated, and the Company will pay a quarterly interest amount based on an annual rate of 5%.

                    (c) Simon will have the right to request, at any time, the exchange of the accumulated management fees, including accumulated interest ("Call Option") for the Company's' shares of common stock at a price computed as 75% of the average closing market price of the Company's shares during the three months prior to the date of the exchange.

               (4) Simon and the Company agree that each of the parties will be allowed to terminate this agreement with a 60 days written notice to the other party.

               (5) In case of termination of this management agreement the parties will act as follows:

               (a) Simon will be allowed to execute its call option for the total accumulated amount (including interests) until the termination date;

               (b) or the Company will pay Simon by the termination date the total accumulated amount (including interests) in cash.

     G. On 2002, Organitech Ltd. executed its option for extension of its rental agreement of premises signed on 2000, for a period of one year commencing May 31, 2002. On June 1, 2003, Organitech Ltd. Moved its base of operation and signed a 3 year rental agreement in Yokneam minimum future payments due during 2003, under this rental agreement are U.S.$ 4,350.

     H.
          The Company maintains a worldwide directors and officers insurance policy that cover, subject to the Israeli law and Jurisdiction, in management's opinion, all reasonable risks up to U.S.$ 2 million. This insurance policy is for a period of one year ended September 2004, with annual cost of premium to the Company of approximately U.S.$ 31,000.

     I. On November 4, 2002, Organitech Ltd. and other third party have completed the foundation of 50% each Israeli joint venture in the name Hydrophonic greens Ltd. Hydrophonic greens Ltd. will purchase, exclusively from Organitech Ltd., equipment for Hydrophonic system growth, worth of approximately U.S.$ 50,000, and agronomic services, technical support and administrative services. Pursuant to the parties understanding Hydrophonic greens Ltd. will examine commercial options to market spices and founding at regional marketing centers.

     J. On April 9, 2003 the Company's Board of Directors authorized the Company to issue in respect of the Company's commitment 57,280 shares of common stock under certain agreements to pay brokerage fees and commission for services provided to the Company by third parties and a related party, out of which 9,280 shares to a related party. Those shares were not issued yet.
          On May 14, 2003, the Company had issued 48,000 shares of common stock under such agreements.

NOTE  6  -     INVESTMENT  IN  AFFILIATED  COMPANY

     On December 2002, Organitech Ltd. and 2 other third parties have completed the foundation of 33.1/3% each Israeli joint venture in the name A.T.A Jordan Valley Ltd. ("ATA"). ATA will be engaged in the Agro-Technologies field within Israel, including distribution, sale and service of the Company's systems.

     Organitech Ltd. granted ATA, under certain conditions, exclusive agency rights within Israel for Company's systems. ATA plan to commence its operation during 2003.

     As of September 30, 2003, Organitech Ltd. has invested U.S.$ 7,927 as an equity investment in ATA.

NOTE  7  -     SUBSEQUENT  EVENTS

          On October 19, 2003, the Company entered into partnership agreement with third party for the incorporation of Organitech Finland, a company to be registered under Finland law, to be held at 51% by the Company.

     A. Organitech Finland will be engaged with the setting of a farm in Finland, for the growing and marking Hydrophonic fresh vegetable. The parties committed to invest in Organitech Finland 70,000 EURO, each, in cash or in cash equivalents, and to appoint one representative each for the management of Organitech Finland, so all decisions will be taken by the management of Organitech Finland unanimously.

     B. On October 13, 2003, subsequent to the balance sheet date the Company and MC Services AG ("MC") entered into advising and public relation service agreement which was approved by the Company's Board of Directors on October 17, 2003, for a period of ten mounts commencing November 1, 2003 at the cost of U.S.$. 147,500.

          The Company may choose to pay in cash or provide full tradable shares under Form SB-2 - see Note 4C of the Company at price computed as the 20 days average closing share price of the months prior to the related service period limited to U.S.$ 0.30 per share.

     C. On October 1, 2003, subsequent to the balance sheet date the Company entered into 24 month consulting agreement with third party (The - "Consultant"). Pursuant to the consulting agreement the consultant will provide the Company business consulting services for a consideration of 550,000 shares of common stock to be issued by the Company to the consultant at a price of U.S.$ 0.20 per share Under Form S-8 registration statement.

                                  LEGAL MATTERS
                                  -------------

The legality of our shares of common stock being offered hereby is being passed upon by Amy Trombly. Amy Trombly will not receive a direct or indirect interest in the small business issuer and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our company. Nor does Amy Trombly have any contingent based agreement with us or any other interest in or connection to us.

                           REPORTS TO SECURITY HOLDERS
                           ---------------------------

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. In accordance with those regulations, we file periodic reports, and other information with the Securities and Exchange Commission.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written requests for such documents should be directed to Organitech USA, Inc., Yoqneam Industrial Area, P.O. Box 700, Yoqneam 20692, Israel. Telephone requests may be directed to 972-4-959-0515.

We intend to furnish our shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each year.


                             ADDITIONAL INFORMATION
                             ----------------------

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of all of our publicly-filed documents, this registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.


     _________________________________________
     -----------------------------------------



     ORGANITECH  USA,  INC.

     5,982,819  Shares  of
     Common  Stock

_________________________________________
-----------------------------------------

   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by Organitech USA, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                 _____________________ PROSPECTUS _____________


   Until 90 days from the date of effectiveness, all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.
                                  December 29, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.          INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Please  refer  to  "MANAGEMENT  -  Limitations  on  Officer  and  Director
Liability."

ITEM  25.          OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                             Amount  to
                                             Be  paid
                                             --------

     SEC  Registration  Fee                  $   184
     Printing  and  Edgarizing  expenses     $ 1,000
     Legal  fees  and  expenses              $ 7,500
     Accounting  fees  and  expenses         $84,000
     Blue  Sky  Fees                         $ 6,000
     Transfer  agent                         $   500
     Stock  certificates                     $   200
     Miscellaneous                           $   616
                                             -------
     Total                                  $100,000

ITEM  26.          RECENT  SALES  OF  UNREGISTERED  SECURITIES

In  January  2001,  pursuant to the Share Exchange Agreement, the Company issued
7.5 million shares of common stock of the Company to Organitech shareholders in exchange, and as consideration, for all of the outstanding shares of capital stock of Organitech not owned by the Company.

In January 2001, the Company issued 3,600,000 common shares at price of approximately U.S.$0.51 per share. The Company raised U.S.$2,265,514 from the sale of these common shares.

On June 16, 2002, the Company entered into a securities purchase agreement with B.L.M. N.V., a Belgium company, with respect to the issuance of 5,500,000 shares of common stock to BLM at a price of U.S.$0.363 per share and the granting to BLM of options to purchase 188,179 shares of common stock at an exercise price of U.S.$.0001 per share and 46,242 shares of common stock at an exercise price of U.S.$1 per share, representing 33-1/3 % of the Company's outstanding share capital on a fully diluted basis.

In May 2003, the Company issued 30,000 shares of common stock to MC-Services, AG in consideration for a Public Relations Services Agreement.

In May 2003, the Company issued 18,000 shares of common stock to an Organitech business consultant according to a consulting agreement

In May 2003, the Company issued 800,000 shares of common stock to Agronaut PTE Ltd. according to a marketing agreement

In November 2003, the Company issued 463,236 shares of common stock to an Organitech former employee as part of a stock options purchase agreement.

In November 2003, the Company issued 519,583 shares of common stock to an Organitech consultant according to a consulting agreement

The Company believes that the transactions described above were exempt from registration under Section 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or to have had a preexisting business or personal relationship with the Company or Organitech or their respective management and to have been purchasing for investment with a view to further distribution.

EXHIBITS

2.3 Organitech Investment Agreement dated June 20, 2000 incorporated by reference to exhibits filed with the Company's Form 10-QSB for the quarter ended June 30, 2000.

2.4 Stock Exchange Agreement between the Company and Organitech, dated October 19, 2000 incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on February 9, 2001.

2.5 Amendments to Stock Exchange Agreement between the Company and Organitech, dated January 26, 2001 incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on February 9, 2001.

2.6 Plan and Agreement of Merger between Incubate This!, Inc., a Colorado corporation, and Incubate This!, Inc., a Delaware corporation, dated as of January 5, 2001 incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on February 22, 2001.

2.7 Certificate of Ownership and Merger of the Company into Incubate This! incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on March 28, 2001.

3.1 Certificate of Incorporation of the Company incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on February 22, 2001.

3.2 Bylaws of the Company incorporated by reference to exhibits filed with the Company's Form 8-K, filed with the Commission on February 22, 2001.

5.1* Opinion  of  Counsel

10.1 1997 Stock Award Plan, incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-8, filed February 21, 1997, registration number 333-22203.

10.2 Incentive Stock Option Plan.incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-8, filed February 21, 1997, registration number 333-22203.

10.3 Uncontrolled Rent Agreement between Organitech and Nesharim, dated February 23, 2000 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.4 Memorandum of Understanding between the Company and Agronaut, dated July 9, 2000 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.5 Beta Site Cooperation Agreement between the Company and Agronaut, dated November 30, 2001 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.6 Memorandum of Understanding between the Company and Agronaut, dated December 1, 2001 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.7 Cooperation and Project Funding Agreement between Organitech, Agronaut and SIIRDF, dated November 19, 2001 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.8 Agreement between Organitech and OCS, dated January 30, 2002 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.9 Joint Venture Agreement between Organitech and Weitzman Institute, dated September 23, 2001 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.10 Agreement between Organitech and the Fund For Export Encouragement, dated December 31, 2001 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.11 Option Allotment Agreement between Organitech and David Baron, dated May 29, 2000 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.12  Option  Allotment  Agreement  between  Organitech  and Ohad Hessel, dated
     February 24, 2000 (English Translation) incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.13 Option Agreement between Organitech and David Baron, dated January 9, 2001 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.14 Option Agreement between Organitech and Ohad Hessel dated January 9, 2001 incorporated by reference to exhibits filed with the Company's Form 10-KSB, filed with the Commission on April 15, 2002.

10.15 Securities Purchase Agreement between the Company and B.L.M. N.V. dated June 16, 2002, including amendment incorporated by reference to exhibits filed with the Company's Form 10-QSB, filed with the Commission on August 18, 2002.

10.16 Distribution Agreement dated August 27, 2002 between the Company and Agronaut PTE (filed as Exhibit 10.16 with the Company's Form 10-KSB, filed with the Commission on April 15, 2003 and incorporated herein by reference).

10.17 Exclusive Agency Agreement between the Company and A.T.A. Jordan Valley Ltd., dated December 3, 2002. (Summary Translation) (filed as Exhibit 10.17 with the Company's Form 10-KSB, filed with the Commission on April 15, 2003 and incorporated herein by reference).

10.18 Investment Agreement between the Company and Dutchess Private Equities Fund, L.P. dated November 29, 2003 (filed as Exhibit 10.1 to an 8-K on December 8, 2003 and incorporated herein by reference).

10.19 Registration Rights Agreement between the Company and Dutchess Private Equities Fund, L.P. dated November 29, 2003(filed as Exhibit 10.2 to an 8-K on December 8, 2003 and incorporated herein by reference).

10.20 Placement Agent Agreement between the Company and Charleston Capital Corporation and Dutchess Private Equities Fund, L.P. dated November 29, 2003 (filed as Exhibit 10.2 to an 8-K on December 8, 2003 and incorporated herein by reference).

21.1 Subsidiaries  of  the  Registrant.

23.1 Consent  of  the  Independent  Auditors

23.2 Consent  of  Counsel  (included  in  Exhibit  5.1)

----------

(9)   Incorporated  by  reference  to  exhibits  filed  with  the Company's Form
      10-KSB,  filed  with  the  Commission  on  April  15,  2003.
 ____________________________
*  To  be  filed  by  amendment.


UNDERTAKINGS

The  Registrant  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include  any  prospectus  required by Section 10(a)(3) of the Securities
Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES
----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Yoqneam, Israel on December 29, 2003.

                              ORGANITECH  USA,  INC.


                              By: /s/  Lior  Hessel
                                 --------------------
                                 Lior  Hessel,  President,  CEO  and Director


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature               Title                               Date
---------               -----                               ----

/s/  Lior  Hessel       President,  Chief  Executive
-------------------     Officer, and  Director              December 29,  2003
Lior  Hessel

/s/  Doron  Shachar     Interim  Chief  Financial  Officer
-------------------     (Principal Financial Officer)       December 29,  2003
Doron Shachar

/s/  Samuel  Hessel     Director                            December 29,  2003
------------------
Samuel  Hessel

/s/  Ohad  Hessel       Director                            December 29,  2003
------------------
Ohad  Hessel

/s/  Arie  Keidan       Director                            December 29,  2003
------------------
Arie  Keidan